Exhibit 10.21

August 4, 2020

Internet Logistics Limited Liability Company

and

Internet Solutions Limited Liability Company

LONG-TERM LEASE AGREEMENT

FOR BUILDINGS, FACILITIES AND STRUCTURES

located at: Tver Region, Kalininsky District, Burashevskoye rural settlement, Borovlevo-2 industrial area, complex 1 A

/seal: Department of the Federal Service

for State Registration, Cadastre and Cartography

for the Tver Region

Number 69

/illegible/ registration lease agreement

/illegible/ July 13, 2020

/illegible/ 09.10.0000025.1306-69107512020-7

/illegible/ Balakov A.Y.

(Full name)/

/seal: MINISTRY OF ECONOMIC DEVELOPMENT OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR STATE REGISTRATION, CADASTRE AND CARTOGRAPHY

DEPARTMENT OF THE FEDERAL SERVICE FOR STATE REGISTRATION, CADASTRE AND CARTOGRAPHY FOR THE TVER REGION

(DEPARTMENT OF ROSREESTR FOR THE TVER REGION) * OGRN * 048900099828 * 15 *

INN 5901067121

Moscow

This Long-Term Lease Agreement was made on August 4, 2020 in the city of Moscow, Russian Federation, by and between:

(1)    Internet Logistics Limited Liability Company, a legal entity incorporated and existing in accordance with the laws of the Russian Federation, registered by Interdistrict Inspectorate No. 12 of the Federal Tax Service for the Tver Region on December 27, 2007 with the Primary State Registration Number (OGRN) 1076949002261, INN 6949003359, KPP 694901001, with its registered office located at: 170540, Tver Region, Kalininsky District, Burashevskoye rural settlement, Borovlevo-2 industrial area, complex 1 A, represented by General Director Petrov Andrey Igorevich, acting under the Articles of Association, (hereinafter - the Lessor), for one part, and

(2)    Internet Solutions Limited Liability Company, a legal entity incorporated and existing in accordance with the laws of the Russian Federation, registered by Interdistrict Inspectorate No. 46 of the Federal Tax Service for Moscow on September 24, 2002 with the Primary State Registration Number (OGRN) 1027739244741, INN 7704217370, KPP 770301001, with its registered office located at: 123112, Moscow, Presnenskaya nab., 10, Premises i, Floor 41, Room 6, represented by Geil Alexander Vladimirovich, acting under Power of Attorney 77 AG 4342333 dated June 17, 2020, certified by Moscow Notary Yu.V. Krylova, Protocol No. 77/719-n/77-2020-1-1182, (hereinafter - the Lessee), for the other part, hereinafter collectively referred to as the Parties, and individually as the Party, as follows:

1.	GLOSSARY

Unless otherwise stipulated by the context, the capitalized terms used in the Lease Agreement have the following meaning:

Facility Acceptance Certificate means the acceptance certificate to be signed by the Parties in relation to the Facility on the date of this Agreement execution and which is given in Appendix No. 2 (Clause 19.8.2) to the Lease Agreement;

Lease Payment means the payment for temporary possession and use of the Facility and includes the amount of all payments specified in Clause 7.1 hereof to be paid in accordance with the provisions of this Lease Agreement;

Certificate of Delineation of Operational Responsibilities means a document which determines delineation of responsibilities and obligations of the Parties regarding repair, maintenance and management of the Facility (including the Utilities) and which is given in Appendix No. 3 to the Lease Agreement (Clause 19.8.3);

Basic Lease Payment means the basic lease payment being part of the Lease Payment payable by the Lessee and specified in Clause 7.1.1 hereof;

Bank Guarantee means an irrevocable bank guarantee in the amount specified in Clause 7.14 hereof, which is a method of securing performance of the Lessee’s obligations hereunder;

BTI (Bureau of Technical Inventory) means a technical inventory and technical management authority that keeps technical record of immovable property at the location of the Facility and/or Cadastral Engineer;

Public Authority means legislative, executive, judicial or other authorities, as well as any officials authorized by them;

Starting Date of the Lease Period means the date specified in the Facility Acceptance Certificate, and the Lessee shall start paying the Lease Payment since such date;

Agreement means this Lease Agreement, including all appendices hereto, and supplementary agreements hereto (if any); Additional Lease Payment means additional payments payable by the Lessee to the Lessor and compensating the costs of the Lessor in accordance with Clause 7.1.2 hereof.

Additional Security Payment means a security payment that is a standalone method of securing proper performance of the Lessee’s obligations hereunder and shall be provided in accordance with the procedure set forth in Clauses 7.14.3 and 7.14.6 hereof.

The Parties hereby acknowledge that the Additional Security Payment is a standalone method of securing performance of the Lessee’s obligations hereunder and is not a deposit, borrowing, commercial loan.

Land Plot / Land Plots means any of the following land plots owned by the Lessor:

•	Land Plot with an area of 4,995 sq.m. (cad. No. 69:10:0000025:648);

•	Land Plot with an area of 14,547 sq.m. (cad. No. 69:10:0000025:644);

•	Land Plot with an area of 28,241 sq.m. (cad. No. 69:10:0000025:651);

•	Land Plot with an area of 76,351 sq.m. (cad. No. 69:10:0000025:652);

•	Land Plot with an area of 61 670 +/- 435 sq.m. (cad. No. 69:10:0000025:643).

The Land Plots are not subject to lease hereunder, while the Lessee has the right to use these Land Plots to the extent necessary for the Permitted Use of the Facility and Operational Maintenance of the Facility by the Lessee;

Utilities means any existing or future utilities for the transfer of substances or power, as well as any equipment attached to or supplementing thereof, including, inter alia, general ventilation, air conditioning, water (hot and cold) supply and sewerage, power supply, smoke exhaust, exhaust, low current, and other systems, cable network at the Facility, including structures, diesel-generator unit, as well as other infrastructure facilities via which substances or power are supplied or discharged, auxiliary equipment attached to or supplementing thereof;

VAT means the value added tax stipulated by the laws of the Russian Federation. The amount of the VAT rate, as well as the monthly cost of services, inclusive of VAT, shall be determined in accordance with the tax rate effective on the date of the services provision (on the last day of the respective month), according to Article 164, Chapter 21, of the Tax Code of the Russian Federation;

Facility means set of all buildings, facilities, structures, and also their fixtures and equipment, owned by the Lessor and transferred in temporary possession and use (lease) to the Lessee, more detailed description of which is given in Clause 2 hereof and in Appendix No. 1 hereto.

Security means the Security Payment, Bank Guarantee and/or Additional Security Payment, and the equipment pledge;

Security Payment means a security payment in the amount specified in Clause 7.12 hereof, which is a method of securing performance of the Lessee’s obligations hereunder;

The Parties hereby acknowledge that the Security Payment is a standalone method of securing performance of the Lessee’s obligations hereunder (as set forth in Article 381.1 of the Civil Code of the Russian Federation) and is not a deposit, borrowing, commercial loan;

Force Majeure Event means extraordinary, unforeseen and unpredictable events as defined in Article 401, Clause 3, of the Civil Code of the Russian Federation, by which the Parties shall, inter alia, mean extraordinary events or circumstances which the Party could neither foresee nor prevent by reasonable means, including, inter alia, natural disasters, war, revolution, rebellion, civil unrest, exercise by the State of the preemptive rights of acquisition in case of the nationwide emergency, nuclear explosion, radioactive or chemical contamination, as well as other circumstances being beyond reasonable control of the Parties and making it impossible to perform their obligations hereunder, provided that violation of obligations by the counterparties of the relevant Party, lack of funds, and such financial situations as currency exchange rate fluctuations or market value declines, shall not be Force Majeure Events. Force Majeure Events shall not include actions and omissions of federal and municipal authorities resulting from violation or non-compliance with the statutory requirements by the Party invoking such facts;

Lessee’s Operational Maintenance/Facility Maintenance means a set of measures related to possession and use of the Facility and the Land Plots for the purpose of operation thereof to be performed by the Lessee and at its own expense, subject to the provisions of this Agreement and the Certificate of Delineation of Operational Responsibilities and Expenses of the Parties (Appendix No. 3 hereto), including inter alia:

A) proper operation, including maintenance of the proper temperature on the premises, current and preventive repairs aimed at maintaining the proper condition and minimizing the need for unscheduled overhaul of the leased Facility, replacement and/or replenishment of any consumables and/or raw materials (lamps and other lighting devices (including outdoor), reserve fuel, lubricants, reagents, biological compositions, spare parts, consumables, paints, primers, anticorrosive compositions) including, but not limited to, real estate items, fixtures, utilities thereof, street lighting systems;

B) proper operation, maintenance and preventive repairs aimed at maintaining the proper condition of dock gates and other utilities-related facilities (including fire-fighting equipment with the involvement of specialized organizations, sewage facilities, pumps, DGUs, boiler houses, gas pipelines, ventilation, cooling and others);

C) cleaning of the Facility, as well as the Land Plots, roads, sidewalks, common areas, removal and disposal (in cases stipulated by law) of garbage, snow, ice, residues of reagents; deicing treatment; washing of facades, windows and doors (outside and inside); maintenance of utilities in clean condition, prevention of littering; ensuring availability of all necessary documents (logs, inspection certificates, protocols, etc.);

D) current repair/restoration of asphalt coating, as well as removal and disposal of garbage and/or snow, and making the related environmental payments or contributions/fees, if applicable;

E) mowing of grass, trimming, watering of green spaces, application and maintenance of road markings, road signs;

F) repair of hard covering of the roads and parking slots in the territory of the Complex;

G) security of the Facilities, including the perimeter thereof, as well as maintenance and repair of gates, access barriers, pass-through doors, access control, video surveillance systems, etc.;

H) execution of all fire safety measures (including organization of periodic drills),

I) implementation of anti-terrorism, sanitary, veterinary measures, bird, insects, rodent control.

If any system, mechanism, element or activity is not expressly specified in this term, this Lease Agreement or the Certificate of Delineation of Operational Responsibilities and Expenses of the Parties, then this does not exclude the need for operational maintenance by the Lessee at its own expense and using its own efforts;

Lessor’s Operating Expenses means the service fee not being part of the Lease Payment payable by the Lessee and determined according to Clause 7.2 hereof;

Parking means a ground parking lot, the plan of which indicating the location of parking slots is indicated on the Parking Plan (as of the date of the Agreement) given in Appendix No. 6 hereto (Clause 19.8.6), parking slots on which are provided to the Lessee for use, including for the purposes of operation and maintenance of the Facility taking into account ensuring safety of life and health of people and property of the Lessor, in accordance with the terms hereof without unreasonable delay in granting access thereto (the Lessee reserves the right to modify the Parking Plan by notifying the Lessor in advance, provided that such modification does not require execution of the supplementary agreement hereto);

Variable Part of the Lease Payment means part of the Lease Payment payable by the Lessee and determined in accordance with the procedure set forth in Clause 7.1.3 hereof and compensating the Lessor for the cost of the Lessee’s consumed power, water supply (if applicable under the water supply agreement), water discharge (if applicable under the waste water collection agreement), gas supply at the Facility, which shall be calculated on the basis of actual consumption measured by the respective meters installed at the Facility, as well as the official tariffs of the respective utilities providers;

Utilities means: the utilities consumed by the Lessee at the Facility, to be determined subject to the reading of the meters installed at the Facility regarding power supply, water supply (if the respective contract is signed), water discharge (if the respective contract is signed), gas supply, or (if metering devices are not installed) in proportion to the Facility area under the tariffs established by the respective providers of the Utilities.

Parking Fee means the fee for the use of parking slots, which fee is part of the Basic Lease Payment;

Lessee’s Works means any works on finishing, improvements or additions at the Facility or parts thereof that entail occurrence of any Permanent Improvements and that may be made by the Lessee and/or the Lessee’s contractors during the Lease Period upon prior agreement by the Parties. The result of the Lessee’s Works shall become ownership of the Lessor, and the Lessee shall not be entitled to be reimbursed by the Lessor for the cost of such improvements. During the Lessee’s Works, Removable Improvements to the Facility may also occur;

Permanent Improvements means improvements to and/or changes that made at the Facility or part thereof and may not be separated (dismantled) without causing damage to the Facility or part thereof. These include (inter alia) alteration, interior partitions, changes in the wall surface elements, floor, and ceiling (suspended ceilings), installation of doors, windows, door and window fittings, mounted ventilation equipment, fire and security alarm systems, cabling, pipelines of water supply and sewerage systems, wiring, air conditioning system (including fan coils), installation of power supply, heat supply meters. The Parties shall agree on the composition of the Permanent Improvements prior to the Lessee’s Works commencement.

Dismantling by the Lessee of the Permanent Improvements established by the Lessee shall be possible only in case of non-deformation of the appearance and functionality of the Facility or any part thereof. In case of damage to the Facility or part thereof or other property of the Lessor as a result of dismantling of the Permanent Improvements, the Lessee shall eliminate such damage and bring the Facility or part thereof into the proper condition, allowing use of the Facility or part thereof for its functional purpose, and shall do it within the period agreed upon by the Parties but in any case before the date of return of the Facility under the Return Certificate to the Lessor.

The Parties confirm that the Permanent Improvements have been made in the Lessee’s interest and meet the standard of its business;

Removable Improvements means the improvements made by Lessee that do not relate to the Permanent Improvements. Removable Improvements include, inter alia, commercial and technological equipment. In case of damage to the Facility or part thereof or other property of the Lessor as a result of removal of the Removable Improvements from the Facility, the Lessee shall eliminate such damage within the period agreed upon by the Parties but in any case before the date of return of the Facility under the Return Certificate to the Lessor.

Permitted Use means use of the Facility and parts thereof in accordance with Clause 9.1 hereof;

Lease Period means the lease period specified in Clause 6.2 hereof;

Certificates of Insurance means certificates of insurance, obtained by the Lessor and the Lessee in discharge of their obligations specified in Appendix No. 5 (Insurance) hereto (Clause 19.8.5). Certificate of Insurance means one of them;

Insurable Risks means fire, storm, windstorm, flood, earthquake, lightning stroke, explosion, plane crash and also crash of other aircraft and objects dumped from them, disorders, civil disobedience, willful damage, failure or overflow of tanks with water or pipelines, infliction of harm by the motor vehicle (to the extent that insurance against these risks is usually provided by insurance companies with good business reputation), and other risks against which insurance at a reasonable level may be necessary in view of the Parties (subject to the exceptions, franchises and restrictions imposed by the insurers); Insurable Risk means one of them;

If this Clause 1 of the Agreement does not contain definition of any capitalized term, this term will have the meaning assigned to it in hereinafter.

2.	SUBJECT MATTER OF THE LEASE AGREEMENT

2.1.    Subject to this Lease Agreement, the Lessor shall transfer the Facility located: Tver Region, Kalininsky District, Burashevskoye rural settlement, Borovlevo-2 industrial area, complex No. 1 A, to the Lessee for temporary possession and use (for lease), and the Lessee shall accept it for temporary possession and use (for lease) from the Lessor. The Facility is specified in detail in Appendices No. 1A and 1B (Clause 19.8.1) hereto.

Extracts from the Unified State Register of Immovable Property in relation to immovable property being part of the Facility are given in Appendix No. 8 (Clause 19.8.8) hereto. The Facility is located on the Land Plots (taking into account the facts specified in Clause 3.1 hereof) owned by the Lessor.

2.2.    The Lessee has the right to use all parking slots in the Parking indicated on the Parking Plan (Appendix No. 6 hereto (Clause 19.8.6 hereof) or the amended parking plan.

2.3.    Location, purpose (including all premises in the buildings, structures of the Facility), and description of immovable and movable property being part of the Facility are given in Appendix No. 1 hereto (Clause 19.8.1).

The Parties confirm that the data specified in Clause 2.1 hereof allow it to identify (individualize) the Facility leased to the Lessee hereunder.

2.4.    The Parties have agreed that for the purposes of calculating the Basic Lease Payment, the Lessor’s Operating Expenses and the Variable Part of the Lease Payment they will not take into account the change in the area of the Facilities and other characteristics thereof in case of such changes.

2.5.    All the Facility-related encumbrances available at the date of this Agreement are specified in Appendix No. 1B hereto (Clause 19.8.1). The Lessee has reviewed and agrees with these encumbrances.

3.	FACILITY TRANSFER

3.1.    On the date of this Agreement, the Lessor shall transfer the Facility to the Lessee in a condition which it has on the date of this Agreement, and shall do it by signing the Acceptance Certificate given in Appendix No. 2 hereto (Clause 19.8.2.). The Lessee has inspected the Facility (including the utilities, equipment, and systems) and checked it for operability, compliance with the Lessee’s requirements, possibility and suitability for further use. The Facility has no significant deficiencies.

The Lessee agrees in exercising its rights hereunder and takes into account that as of the date of this Agreement there are, and may be during the Lease Period, the following facts:

Absence of duly executed land-use documentation for:

•	Storm water sewer (c/n 69:10:0000025:1313);

•	Sanitary sewer (c/n 69:10:0000025:1314);

•	Sanitary sewer (c/n 69:10:0000025:5247);

•	Domestic water supply (c/n 69:10:0000025:5251);

•	Fences (c/n 69:10:0000025:1302);

Absence of the common use status regarding the roadways on the land plot (c/n 69:10:0000025:2380);

Absence of duly executed land-use documentation for:

•	Domestic water supply (c/n 69:10:0000025:1309);

•	Sanitary sewer (c/n 69:10:0000025:1314);

•	10 kV cable line (c/n 69:10:0000025:2134);

•	Medium pressure gas pipeline (69:10:0000025:1688);

•	10 kV cable line (c/n 69:10:0000025:5257);

•	Pathway and roadway on the land plot (c/n 69:10:0000025:2380);

Absence of duly executed land-use documentation for:

•	Domestic water supply (c/n 69:10:0000025:1309);

•	Sanitary sewer (c/n 69:10:0000025:1314);

•	Medium pressure gas pipeline (69:10:0000025:1688);

•	Pathway and roadway on the land plot (c/n 69:10:0000025:6496);

Absence of location description in the Unified State Register of Immovable Property regarding:

•	Checkpoint (c/n 69:10:0000025:1308);

•	Gas Boiler House (c/n 69:10:0000025:1312);

•	Medium pressure gas pipeline (c/n 69:10:0000025:1688);

Absence of or improper registration of discharge point documentation for storm water sewer (c/n 69:10:0000025:5249);

Absence of or improper operation of treatment facilities for discharge of domestic sewage into the water body, or a contract for collection of waste water into centralized sewage system;

Absence of or improper execution of a water supply contract for the centralized water supply system;

Absence of the fixed SPZ (sanitary protection zones) at the Facility, and also the fact of lack of the SPZ at other facilities from which SPZ are actually or may be established for the Facility.

The above facts, unless they had been rectified and then appeared again due to the circumstances within the Lessor’s control, may not and will not be considered by the Parties as facts having any effect on the Parties’ performance of the Lease Agreement.

The above facts, unless they had been rectified and then appeared again due to the circumstances within the Lessor’s control, will not be considered by the Parties as facts having any effect on the Parties’ performance of the Lease Agreement, and may not be the grounds for the Lessee’s failure to fulfill its obligations to make the Lease Payment or to demand reduction thereof, nor may be the grounds for the Agreement termination.

3.2.    Prior to signing the Acceptance Certificate, the Lessee inspected the Facility and did not reveal significant deficiencies thereof. The Facility is suitable for use under the Permitted Use.

3.3.    The Lessee hereby confirms that all necessary documentation, including engineering documentation for the Facility (including the utilities, equipment, systems), has been provided to the Lessee according to the checklist subject to the applicable law, which is necessary for maintenance, operation and use of the Facility, including parts thereof, under the Permitted Use (for Intended Purpose), as well as all documentation in accordance with the applicable laws of the Russian Federation required by the Lessee and/or sublessees to obtain licenses/permits, etc. The Lessee confirms completeness of the Lessor-provided documentation. At the end of the Lease Period, the Lessee shall return the received documentation to the Lessor.

4.	LESSEE’S WORKS

4.1.    The Lessee shall have the right to perform the Lessee’s Works at the Facility during the entire Lease Period in the manner established by the Lease Agreement, at the same time the Lessee shall be responsible for the Facility preservation and undertakes to:

4.1.1.    comply with the applicable laws of the Russian Federation, mandatory requirements of all authorities/agencies, the Lessor regarding the Facility in terms of the Lessee’s Works and the Lessee’s area of operational responsibility and/or use thereof, and shall observe and ensure compliance with the fire safety rules;

4.1.2.    prior to the work commencement at the Facility, the Lessee shall submit to the Lessor for consideration and agree upon with the Lessor technical specification of the Lessee’s Work, including, inter alia, the work plan and schedule; indication of the removable (if arise in the course of the Lessee’s Works) or permanent nature of the improvements made; the Lessee shall also provide other documents reasonably requested by the Lessor and the information regarding the Lessee’s planned Works;

4.1.3.    In case of performance of any Works of the Lessee, the Lessee shall obtain the consent of the Lessor (which consent shall not be unreasonably withheld); the said consent shall be provided within a period of no less than ten (10) business days and no more than twenty (20) business days upon the date of the request, subject to the Lessee’s submission of all necessary documentation, including, inter alia, the design documentation (except for the Lessee’s Works which performance is necessary and urgent due to threat to human life/health). The Lessor shall not be entitled to refuse coordination of the Lessee’s Works to the Lessee if the Lessee assumed the obligation before the Lease Period expiry to return the Facility in the condition existing prior to performance of the respective Works of the Lessee. The Lessee shall legitimize the alterations/re-equipment made by it, and shall do it using its own efforts and at its own expense (including making amendments to the data contained in the Unified State Register of Immovable Property, arranging cadastral registration, drafting the utility line diagrams, floor plans and the legends (if applicable)), and the Lessor shall vest the Lessee with necessary authority and be ready to render other required assistance therein;

4.1.4.    eliminate or compensate the Lessor for damage caused to the Facility and/or other property of the Lessor by actions/omissions of the Lessee and/or by the Lessee-engaged persons (contractors and other persons admitted by the Lessee to the Facility).

4.1.5.    if the Lessee’s Work requires special knowledge that the Lessor does not have, the Lessee shall compensate for the pre-agreed costs of review of the Lessee’s proposals regarding the Lessee’s Works, as well as for the pre-agreed costs related to the work acceptance and to supervision over the progress thereof.

5.	THE FACILITY MAINTENANCE/LESSEE’S OPERATIONAL MAINTENANCE

5.1.    The Lessee shall conduct the Facility Maintenance/Lessee’s Operational Maintenance which means a set of measures related to possession and use of the Facility and the Land Plots for the purpose of operation thereof to be performed by the Lessee and at its own expense, subject to the provisions of this Agreement and the Certificate of Delineation of Operational Responsibilities and Expenses of the Parties (Appendix No. 3 hereto (Clause 19.8.3), including inter alia:

A) Independently maintain the Facility, including electrical installations, heating, air conditioning and ventilation systems, fire-fighting equipment and fire-fighting systems, and all other utilities, devices and equipment in proper condition and in compliance with all statutory and standard technical rules and regulations, carry out proper current repairs.

In such case, the Lessee shall on its own sign a contract with a specialized company for systems and equipment maintenance. If the Lessee improperly performs the systems and equipment maintenance and does not contest thereof, the Lessor shall have the right to independently maintain these systems and equipment with charging the documented expenses to the Lessee.

B) The Lessee shall (as and when needed and its own expense) conduct current repair of the Facility, and of all equipment and utilities, to maintain the Facility in good and serviceable condition during the Lease Period, with a prior written notification of the Lessor of the expected period of work, which notification shall be done no later than 15 days before the work commencement. Such notice shall describe the scope and methods of such works and indicate their maximum duration. Quality of design solutions, decoration, and materials used shall comply with the decoration standards. These works shall be performed subject to the requirements of the applicable laws.

C) In order to perform any Works of the Lessee at the Facility, the Lessee shall obtain the prior written consent of the Lessor (which consent shall not be unreasonably withheld), subject to the Lessee’s submission of all necessary documents in accordance with the requirements of the applicable law. The Lessee shall not be entitled to make a claim to reduce the Lease Payment for the period of repair or finishing works.

D) Maintain the Facility utilities clean and free of any poisonous, hazardous or harmful substances, and correct any damage caused to the Utilities as quickly as possible to meet the Lessor’s reasonable requirements.

Ensure safety of the Utilities. The Lessee shall not make any modifications to the utilities, alterations or installation of hidden and open wirings and networks at the Facility (telecommunication networks, wiring, Access Control Systems (ACS), video surveillance), which distort the original properties and type of the Facility, without prior written consent of the Lessor (which consent shall not be unreasonably withheld), provided that the Lessee has submitted to the Lessor all necessary documents in accordance with the requirements of the applicable laws.

E) Proper operation, including maintenance of the proper temperature on the premises, current and preventive repairs aimed at maintaining the proper condition and minimizing the need for unscheduled overhaul of the leased Facility, replacement and/or modernization of any consumables and/or raw materials (lamps and other lighting devices (including outdoor), reserve fuel, lubricants, reagents, biological compositions, spare parts, consumables, paints, primers, anticorrosive compositions) including, but not limited to, real estate items, fixtures, utilities thereof, street lighting systems;

proper operation, maintenance and preventive repairs aimed at maintaining the proper condition of dock gates, dock levelers, and other utilities-related facilities (including fire-fighting equipment with the involvement of specialized organizations, sewage facilities, pumps, DGUs, boiler houses, gas pipelines, ventilation, cooling and others).

F) Cleaning of the Facility, as well as the Land Plots, roads, sidewalks, common areas, removal and disposal (in cases stipulated by law) of garbage, snow, ice, residues of reagents; deicing treatment; washing of facades, windows and doors (outside and inside); maintenance of utilities in clean condition, prevention of littering; ensuring availability of all necessary documents (logs, inspection certificates, protocols, etc.); current repair/restoration of asphalt coating, as well as removal and disposal of garbage and/or snow, and making the related environmental payments or contributions/fees, if applicable;

The Lessee shall regularly inspect the roof for exclusion/prevention/repair/elimination of possible leaks, nesting of birds or rodents, clean, if necessary, the roof and canopies from snow and ice in order to prevent exceeding the actual snow load and ensure safety, remove ice in the area of water disposal outlets, perform regular inspections and testing of lightning protection in accordance with the terms and requirements of the applicable laws, testing of electrical installations of the Facility in accordance with the statutory requirements.

G) mowing of grass, trimming, watering of green spaces, application and maintenance of road markings, road signs;

H) repair of hard covering of the roads and parking slots in the territory of the Complex;

I) security of the Facilities, including the perimeter thereof, as well as maintenance and repair of gates, access barriers, pass-through doors, access control, video surveillance systems, etc.;

J) taking all fire safety measures (including, inter alia, arrangement of periodic drills, maintenance and provision of fire tanks in accordance with the statutory requirements, maintenance of standard pressure of fire extinguishing systems);

K) implementation of anti-terrorism, sanitary, veterinary measures, bird, insects, rodent control.

The Parties have agreed that in case any system, mechanism, element or activity is not expressly specified in this clause/this Lease Agreement or the Certificate of Delineation of Operational Responsibilities and Expenses of the Parties, then this does not exclude the need for the Operational Maintenance by the Lessee at its own expense and using its own efforts (with the Lessee’s engagement of the contracts, management company, if the Lessee deems it reasonable).

5.2.    The Lessee shall:

5.2.1.     maintain the Facility on its own (or using third party efforts) and at its own expense in good condition (and appoint responsible employees, ensure systematic monitoring of the condition of the Facility and its Utilities located within its boundaries).

Examine once a year (together with representatives of the Lessor) technical condition of the Facility and Utilities located within its boundaries and, if necessary, perform current repairs of the Facility and Utilities located within its boundaries. The Lessee shall perform maintenance, operation, current repairs using its own efforts and at its own expense. The Lessor shall have the right to conduct technical audit of the Facility (audit of the Lessee’s Operational Maintenance). In case the Lessee does not perform current repairs and the Lessee’s Operational Maintenance, the Lessor shall have the right, ten (10) business days after notification of the Lessee and in case the Lessee has not started the violation elimination and has not specified a deadline for completion of the violation elimination, to perform the said works (including the Lessee’s Operational Maintenance) either using its own efforts or efforts of the contractors, and the Lessee shall pay the cost thereof according to the open book principle within five (5) business days upon receipt of Lessor’s invoice.

In such case, the Lessee shall:

perform the Facility Maintenance/Lessee’s Operational Maintenance, as well as any other works at the Facility, including current repair of the Facility and the Utilities located within its boundaries, in accordance with the current specifications/requirements/regulations. In case the Facility Maintenance/Lessee’s Operational Maintenance and any other works at the Facility differ from the current specifications/requirements/regulations, they shall be subject to prior written agreement with the Lessor;

5.2.2.     The Lessee shall at its own expense perform other actions including, inter alia, Facility Maintenance/Lessee’s Operational Maintenance, cleaning and current repair of the Facility in accordance with the instructions of the authorized bodies/entities, conclusions of any inspection and audit which revealed the Lessee’s violation of the safety, fire safety rules, sanitary standards or other such statutory regulations and rules;

5.2.3.     The Lessee shall ensure at its own expense collection and removal of waste, snow and ice, arrange disposal of waste and garbage.

5.2.4.     Observe and comply with all statutory requirements, regulations and rules regarding compliance with fire and electrical safety. The Lessee shall bear full liability stipulated by the applicable laws of the Russian Federation for non-compliance by both employees and visitors of the Lessee with fire and electrical safety standards, and the consequences arising therefrom.

5.2.5.     The Lessee shall provide to the Lessor the Lessee’s Facility Maintenance/Operational Maintenance Plan for each Reporting Period (Reporting Period means the period beginning on January 01 and ending on December 31 of the relevant calendar year) by or before December 31 of the current Reporting Period with the attachment and description of the Facility Maintenance/Lessee’s Operational Maintenance and with indication and provision of the information (and copies of the contracts) regarding:

•	Scheduled activities and their deadlines;

•	Contracts with the contractors for the Facility Maintenance/Lessee’s Operational Maintenance.

5.2.6.     If following the technical Audit the Lessor reveals any violations in terms of failure to perform the necessary/mandatory Facility Maintenance/Lessee’s Operational Maintenance, including, inter alia, routine maintenance of the equipment, utilities and systems, namely, violation of the necessary works deadlines, scope of the actual works, or absence of documented and actually confirmed performance of such works by the Lessee, which required or may require an unscheduled overhaul of the Facility, utilities and systems, the Lessee shall reimburse the Lessor for the documented costs of unscheduled overhaul caused by such Lessee’s violation.

6.	LEASE PERIOD

6.1.    Term of the Agreement. This Agreement shall become effective for the Parties upon signature thereof, namely from August 04, 2020, for third parties - upon state registration thereof, and shall be valid until August 04, 2030 (inclusive) (the Agreement Expiry Date). The Agreement expiry/termination shall not relieve the Parties from proper performance of their obligations hereunder and the liability for violation hereof, all settlement obligations of the Parties as in effect as of the Agreement Expiry Date shall remain in force and shall be valid until performance thereof by the Parties. At the same time, the Parties have agreed that the Term of the Agreement shall be increased by the number of days that elapsed before transfer of the title to the leased facility to the new owner, provided that Internet Logistics LLC undertakes to sell the leased facility to the new owner by the end of 2020, regarding which fact the Parties shall enter into a supplementary agreement hereto.

6.2.    Lease Period. The Lease Period shall commence on the date of the Acceptance Certificate execution and shall expire on August 04, 2030 (inclusive) (the Lease Period Expiry Date), subject to the provisions of Clause 6.1 hereof. At the same time, the Parties have agreed that the Lease Period shall be increased by the number of days that elapsed before transfer of the title to the leased facility to the new owner, provided that Internet Logistics LLC undertakes to sell the leased facility to the new owner by the end of 2020, regarding which fact the Parties shall enter into a supplementary agreement hereto.

6.3.    The Parties agree that the Lessee hereunder will not have the preemptive right to enter into a lease agreement for a new period in accordance with Article 621 of the Civil Code of the Russian Federation.

At the same time, the Parties agree that the Lessee, having duly performed its duties hereunder during the entire Lease Period, upon expiry of the Lease Period shall have, with all else being equal, the priority right to enter into a lease agreement by signing a supplementary agreement to the existing Agreement indicating new commercial terms agreed upon by the Parties. The Lessee shall notify the Lessor in writing of its intention to enter into a new lease agreement with respect to the Facility no later than one (1) year prior to the Lease Period Expiry Date.

When agreeing commercial terms for a new lease period, the Parties shall not take into account the cost of investments in repairs made by the Lessee earlier. The supplementary agreement for the new period shall be agreed upon and signed by the Parties no later than nine (9) months prior to the Lease Period Expiry Date hereunder.

6.4.    The Lessor hereby objects to the Lessee’s use of the Facility after the expiry of the Lease Period. For the avoidance of doubt, receipt of payments by the Lessor from the Lessee upon expiry of the Lease Period hereunder shall not constitute the Lessor’s consent to the Agreement renewal for an indefinite period of time, and the provisions of Article 621, Clause 2, of the Civil Code of the Russian Federation shall not apply to the relations of the Parties.

6.5.    This Agreement is subject to the state registration pursuant to the applicable laws of the Russian Federation in the manner prescribed by law.

The Lessor shall apply for the state registration of the Lease Agreement, and the Lessor shall on its own pay all the expense related to the state registration of the Agreement which the Lessee shall not reimburse. The Lessor shall provide the documents for the state registration of the Lease Agreement within ten (10) days from the date of the Agreement execution.

7.	LEASE AND OTHER PAYMENTS. SECURITY FOR THE LESSOR’S OBLIGATIONS

7.1.    For the use of the Facility and for the use of the Parking Lot, the Lessee shall pay the Lease Payment to the Lessor during the entire Lease Period. The Lease Payment shall include:

7.1.1.     The Basic Lease Payment which total amount is two hundred forty-four million two hundred and seventy-nine thousand rubles (RUB 244,279,000) per year for the entire Facility, with VAT payable separately.

7.1.2.     The cost of ongoing monitoring of the Facility condition, periodic survey thereof and inspection of the condition thereof, arranged by the Lessor no more than once a year, with the right to conduct a technical audit, in the amount of at least one million two hundred and fifty thousand rubles (RUB 1,250,000), with VAT payable separately, and no more than two million five hundred thousand rubles (RUB 2,500,000), with VAT payable separately, per year, based on the amount of actual costs of the Lessor to pay the said activities (hereinafter - the Additional Lease Payment). At the same time, the Lessee shall allocate one (1) workplace at the Facility for the representative of the Lessor to conduct ongoing monitoring of the Facility condition.

7.1.3.     The Variable Lease Payment which means part of the Lease Payment equal to the Lessor’s cost of the utilities and services (delivered under the respective agreements) consumption of which by the Lessee shall be measured in accordance with actual consumption thereof at the tariffs of the Utilities providers, namely:

water supply service shall be measured by the meters installed at the Facility or under the subscription fee in accordance with the terms of the water supply contract and shall be paid by the Lessee to the Lessor in the amount of 100% of the cost of such service at the rates established by the respective Utilities providers, and power supply service shall be measured by the meters installed at the Facility and shall be paid by the Lessee to the Lessor in the amount of 100% of the cost of such service at the rates established by the respective Utilities providers;

gas supply service shall be measured by the meters installed at the Facility and shall be paid by the Lessee to the Lessor in the amount of 100% of the cost of such service at the rates established by the respective Utilities providers;

water discharge service (storm water, domestic sewage) (if applicable) shall be measured by the meters installed at the Facility or under the subscription fee in accordance with the terms of the relevant contract, shall be paid by the Lessee to the Lessor in the amount of 100% of the cost of such service established by the respective Utilities providers.

The Lessor shall be responsible for proper connection of buildings/structures of the Facility to the utilities, and for availability and proper execution of power supply, gas supply contracts, etc. (in case of conclusion thereof).

The Variable Lease Payment shall be determined on the basis of the open book principle (the Lessee has the right to audit the costs of the Lessor made by it as the owner of the leased facility;

The Lessee shall reimburse the Lessor for reasonable and documented expenses without making additional payments in respect of the Variable Lease Payment in addition to compensation for the costs incurred by the Lessor).

The Parties shall take into account Clause 3.1 of the Agreement, availability of the facts and features of the Facility (including the consequences thereof) specified in it, which, by agreement of the Parties, unless they had been eliminated and then appeared again due to the circumstances within the Lessor control, shall not be considered deficiencies of the Facility and be the ground for the Parties to submit to each other claims related to the features of the Facility, reduction of the Lease Payment or termination of the Agreement. The Lessor shall be liable to the Lessee for interruption in the supply of the Facility with public utilities in an amount not exceeding the amount in which the resource/power supply companies are actually liable to the Lessor. The Lessor shall be responsible for conclusion and proper performance of the contracts with resource-supplying and utility companies in relation to the Facility, but shall not be responsible for the proper performance of these contracts by its counterparties except for the amounts to which the Lessor may be entitles due to the violations made by its counterparties under the above contracts. Upon receipt of the notice from the Lessee, the Lessor shall involve the Lessee in consideration of any disputed situation with the resource/power supply companies, including as a third party in accordance with the procedural law. The Lessee shall, at the Lessor’s request, provide access to the Lessor to check the metering units (metering devices) and take meter readings. The Lessor may not be denied such access.

7.2.    The Variable Lease Payment shall be determined on the basis of the open book principle. The Lessee has the right to audit the costs of the Lessor made by it as the owner of the leased facility. The Lessee shall reimburse the Lessor for reasonable and documented expenses, and also the VAT amount, without making additional payments in respect of the Operating Expenses of the Lessor in addition to compensation for the costs incurred by the Lessor):

7.2.1.     Cost of the property tax on the immovable property being part of the Facility (buildings, facilities, structures), and also those listed in Appendix No. 1G hereto, and land tax on the Land Plots on which the Facility is located, and also any expenses for land use (easement and/or lease and/or other right) regarding the land plots with the following cadastral numbers: 69:10:0000025:2380, 69:10:0000025:6496;

7.2.2.     Cost of the property insurance, as well as cost of compulsory types of insurance. The Parties understand that if the Lessee, as the lessee of hazardous production facilities, shall independently sign the compulsory insurance contract(s), then the costs of such insurance shall not be included in the Lessor’s Operating Expenses, and the Lessee will have to submit confirmation of such payments to the Lessor. Insurance obligations of the Parties are agreed upon in Appendix No. 5 (Clause 19.8.5) hereto;

7.2.3.     Cost of payments related to environmental management, subsoil use, water use, pollution charges, cost of the facilities registration in the state and other mandatory registers (register of hazardous facilities, etc.), cost of obtaining periodic/permanent permits for the use of certain buildings/facilities being part of the Facility. The Parties understand that if the Lessee shall subject to the statutory requirements independently incur such costs, then such costs shall not be included in the Lessor’s Operating Expenses, and the Lessee will have to submit confirmation of such payments to the Lessor;

7.3.    The Lessee’s costs of the Facility Operational Maintenance, including, inter alia, maintenance of buildings/facilities being part of the Facility, including maintenance and current repairs of dock gates, dock levelers, and other utility infrastructure facilities (including fire-fighting equipment with the involvement of specialized organizations, sewage facilities, pumps, diesel-generator unit, boiler houses, gas pipelines, ventilation, cooling, etc.), current repair/restoration of asphalt coating, as well as garbage and/or snow removal, and/or related environmental payments or fees, if applicable, will be incurred by the Lessee. If the Lessee fails to perform the obligations stipulated by this clause of the Agreement, or performs the above obligations with poor quality, which is not contested by the Lessee, the consequences provided for in Clause 5.2.6 hereof shall apply.

7.4.    The Parties have determined that starting from the second (2nd) year of the Lease Period annually on each anniversary of the Starting Date of the Lease Period the Basic Lease Payment and the Additional Lease Payment specified in Clause 7.1.2 hereof shall be subject to an annual increase in comparison with the Basic Lease Payment and the Additional Lease Payment for the previous period by Indexing by four percent (4%). The increase in the Basic Lease Payment and the Additional Lease Payment in accordance with this clause shall be deemed to be agreed upon by the Parties herein (as stated above), and such change in the terms of the Lease Agreement shall not require the Parties to sign a supplementary agreement.

7.5.    From the date of the Facility Acceptance Certificate and during the entire Lease Period, the Lessee shall pay to the Lessor the Lease Payment in respect of the Facility subject to the following procedure:

7.5.1.     The Lease Payment consisting of the Basic Lease Payment, the Additional Lease Payment and the Variable Lease Payment (determined by calculation) shall be paid on a monthly basis by or before the fifteenth (15) day of the month preceding the payable month of lease (hereinafter - the Payment Day). At the same time, the amount of the Variable Lease Payment at the end of the month shall be adjusted taking into account Clause 7.1.3 hereof: the overpayment shall be returned or credited to the Lease Payment, the underpayment shall be paid on the day of payment of the next scheduled payment of the Lease Payment. The Variable Lease Payment shall be determined by calculation, by adding up the amounts of the Variable Lease Payment for the previous three months and dividing the amount received by three. The Lessee shall compensate the Lessor for the Lessor’s Operating Expenses set forth in Clause 7.2 hereof on the basis of the invoice issued by the Lessor with the attached calculation of the amount of the Lessor’s Operating Expenses and confirmation of the expenses incurred, and shall do it within fifteen (15) business days upon receipt of the Lessor’s invoice with the attached calculation of the amount of the Lessor’s Operating Expenses and confirmation of the expenses incurred.

7.5.2.     The Lessor shall invoice the Lessee for payment of the Basic Lease Payment, the Additional the Lease Payment, the Variable Lease Payment, the Lessor’s Operating Expenses, and any other payments, within five (5) business days before the payment date. Invoices shall be sent to the postal and email address of the Lessee specified in Clause 15.2 hereof. In case of non-receipt of the invoice or invoices, the Lessee shall in any case pay the Basic Lease Payment on a monthly basis in the amount of 1/12 of the annual Basic Lease Payment.

7.5.3.     The Lease Payment for incomplete calendar month of the Lease Period shall be calculated in proportion to the number of calendar days falling on the Lease Period in such calendar month.

7.5.4.     The amount of the VAT rate, and the monthly cost of the services (inclusive of VAT), shall be determined in accordance with the tax rate effective on the date of the services provision (on the last day of the respective month), according to Article 164, Chapter 21, of the Tax Code of the Russian Federation.

7.5.5.     The Lessor shall invoice the Lessee for payments due hereunder by sending invoices in PDF format to the Lessee’s email address specified herein with the subsequent transfer of original invoices for payment to the Lessee. The Lessee shall have the right to receive Reconciliation Certificates from the Lessor. Invoices/reconciliation certificates shall be deemed to have been sent to the Lessee on the date of delivery thereof to the electronic address specified herein, provided they are accepted by the recipient. At the same time, absence of an invoice does not constitute the basis for the Lessee’s non-making the payments hereunder. In such case, the lease payments specified in this section shall be made by the Lessee pursuant to the Agreement.

If the Parties use the system of electronic document management (EDM), the Lessor shall send the primary accounting documents to the Lessee via the electronic document management system “Diadok” or alternative operator of EDM. After five (5) calendar days from the date of receipt of the Lessor’s written notice, the Lessee will be ready to accept the accounting documents sent by the Lessor via the EDM. The Parties confirm that since the Parties’ transition to EDM no additional transfer of original documents via the Diadok system or alternative EDM operator is required.

If it is necessary to provide originals of primary accounting documents to the public authorities, as well as to the companies providing audit services, the Parties shall, upon written request of one of the Parties, sign such originals within a reasonable time specified in the written request.

The accounting documents shall be deemed to have been delivered to the Lessee on the date of placement thereof in the Diadok system or at the alternative EDM operator.

The Lessee undertakes to sign (by means of the EDS) acceptance certificates/UAC/VAT-invoice within fourteen (14) calendar days upon placement thereof by the Lessor in the system specified above in this clause. In case the Lessor fails to receive the acceptance certificates/UAC/VAT-invoice signed by the Lessee within the specified period, such acceptance certificates/UAC/VAT-invoice shall be deemed to be accepted and signed by the Lessee.

7.5.6.     By or before the tenth (10) day of each month (and if that day falls on the day off - on the next business day) the Lessor shall procure that the documents necessary for the tax and business accounting of the Lessee are duly executed and transferred to the Lessee, including, inter alia: a Universal Acceptance Certificate (UAC) with the calculation of the amount of the Lease Payment for the reporting month and/or other payments indicating their basis in the reporting month, reconciliation certificates, and other documents that the Lessee may reasonably request and may be provided by the Lessor. The Lessee undertakes in turn to sign such UAC. The Lessee’s failure to perform the obligation to sign the UAC shall not be the ground for the Lessee’s delay in making any payment due to the Lessor hereunder.

7.6.    Payments hereunder shall be made in rubles.

7.7.    Unless otherwise specified in the Lessor’s invoice, the Lessee shall make payments under this Lease Agreement by wire transfer to the bank account specified by the Lessor herein, and the Lessor shall be entitled to change such bank account during the Lease Period by giving the Lessee a notice within five (5) business days prior to the next payment date. The Lessor shall compensate the Lessee for the increased cost of the Lessee’s making payments under the new details regarding the cost of making payments under the details specified in the Agreement at the moment of signing hereof.

7.8.    All payments payable by the Lessee to the Lessor in accordance with this Lease Agreement are specified in this Lease Agreement excluding VAT, unless otherwise expressly provided hereby. The amount of the VAT rate, and the monthly cost of the services (inclusive of VAT), shall be determined in accordance with the tax rate effective on the date of the services provision (on the last day of the respective month), according to Article 164, Chapter 21, of the Tax Code of the Russian Federation.

If, in accordance with the laws of the Russian Federation, the VAT amount is increased after the date of payment of any advance payment made by the Lessee, the Lessee shall pay to the Lessor the difference between the effective VAT amount as of the date of advance payment made by the Lessee and the new VAT amount established in accordance with the law of the Russian Federation as of the date of shipment/payment. The VAT surcharge (up to the effective rate) will be specified in the relevant Lessor’s invoice and will be payable by the Lessee according to the same procedure as the payment amounts themselves. The Parties agreed that in any other case retrospective revision of the Lessee’s financial obligations shall not be carried out upwards.

If the VAT amount is decreased in accordance with the laws after the date of payment of any payment made by the Lessee, as a result of which the Lessee has made an excess VAT payment, the Lessor shall set off such excess payment against future payments of the Lease Payment hereunder.

7.9.    In case the Lessee makes any payment under this Agreement which is subject to VAT, the Lessor shall issue the respective VAT-invoice/UAC within the period set forth in Clause 7.5.6. hereof; in case of improper performance of this obligation by the Lessor, it shall compensate the Lessee for the losses arisen from the impossibility to accept the VAT to deduction due to lack of properly and timely issued VAT-invoice/UAC, and shall do it in the amount of VAT, which was subject to indication in the respective VAT-invoice/UAC, increased by twelve percent (12%) per annum.

7.10.    Any payment hereunder shall be deemed to be made by one Party and actually received by the other Party from the moment the funds are credited to the correspondent account of the payee’s bank.

7.11.    The Lessor may charge a penalty for each day of delay in payment of any part of the Lease Payment or Security Payment in the amount of: three hundredths of a percent (0.03%) starting from the 3rd day of delay in payment and up to the date of elimination of the delay. The Lessee shall pay to the Lessor the specified penalty within five (5) business days upon receipt of the respective request from the Lessor. The penalty shall be accrued on the amount of any payment, except for the amounts of penalties itself hereunder payable by the Lessee hereunder but not paid by the Lessee in due course. The Parties specifically stipulated that the penalty for penalty (complex interest) hereunder is not allowed.

7.12.    The Lessee shall pay to the Lessor a Security Payment in the amount of fifty seven million six hundred twenty eight thousand five hundred and seventy rubles (RUB 57,628,570), with the VAT payable separately, within five (5) business days from the date of signing by the Parties of this Agreement. The payment obligation not performed upon expiry of the specified period shall be deemed overdue. The Security Payment is a security for the proper performance of the Lessee’s obligations hereunder (including, inter alia, obligations to make payments, indemnity, pay a fine, penalty, return the Facility in proper condition) pursuant to Article 329 and Article 381.1 of the Civil Code of the Russian Federation.

7.12.1.     Security Payment use and return.

7.12.1.1.    The Lessor may, at its discretion and without prejudice to any other Lessor’s rights under this Agreement or applicable laws, upon expiry of five (5) days from the date of the Lessee’s response to the Lessor’s notice, deduct from the Security Payment any amounts, taking into account Clause 7.12 hereof, against the Lessee’s indebtedness resulting from the Lessee’s failure to perform its contractual obligations hereunder.

7.12.1.2.    The Lessor shall possess the Security Payment (subject to the procedure set forth herein) and use it until the date of return of the Security Payment, and interest shall not accrue in favor of the Lessee for the use of the Security Payment amount.

7.12.1.3.    The Lessee and the Lessor have agreed that, without prejudice to any right or remedy that the Lessor may have, and provided that the Lessor does not voluntarily remedy (within the period specified in Clause 7.12.1.4 hereof) any of the violations specified below in this Clause 7.12.1.3, the Lessor shall have the right, upon expiry of five (5) days from the date of the Lessee’s response to the Lessor’s notice, to unilaterally deduct the following amounts from the Security Payment:

A) the amount of the Lease Payment or part thereof due to the Lessor hereunder and not received by it within ten (10) business days after the respective payment day;

B) the amount of penalties payable by the Lessee due to the Lessee’s violation of this Agreement and not paid and not contested by it within ten (10) business days after the respective payment day;

C) the amount of the documented and uncontested damage suffered by the Lessor as a result of damage to the Facility or part thereof or the Lessor’s property (as well as any parts thereof) as a result of the Lessee’s actions/omission, or suffered by the Lessor as a result of other violations by the Lessee of its obligations hereunder.

7.12.1.4.    The Lessor shall notify the Lessee in writing of the violation and send to the Lessee the calculation of the deduction amount required to correct the violation, information on the reason for the deduction, and the planned date there. The Lessee shall pay the invoice or remedy the violation within ten (10) business days upon receipt of the written notice from the Lessor on such violation. In case of non-payment of such invoice or failure to meet the specified deadline, the Lessor shall be entitled to deduct such amount from the Security Payment after five (5) days upon expiry of ten (10) business days from the date of receipt of the Lessor’s written notice of such violation by the Lessee; the Lessee will be notified about such deduction.

7.12.1.5.    If the Lessor makes a deduction from the Security Payment, the Lessee shall, within ten (10) business days upon receipt of the Lessor’s notice of the deduction referred to in Clause 7.12.1.4 hereof, pay to the Lessor the amount specified in the notice necessary to restore the amount of the Security Payment.

7.12.1.6.    The amount of the Security Payment shall be recalculated in case the Lease Payment is increased/Indexed as provided for herein. The difference between the increased amount of the Security Payment and the amount of the Security Payment transferred by the Lessee earlier shall be paid by the Lessee to the Lessor within five (5) business days upon receipt of the respective invoice from the Lessor.

7.12.1.7.    When the Lessor makes deductions from the Security Payment under Clause 7.12.1.3 hereof, title to the amounts of such deductions shall pass to the Lessor from the date of such deduction.

7.12.1.8.    The Parties agree that the Lessee’s making a Security Payment shall not affect the Lessor’s right to make claims against the Lessee for violation of any of its obligations hereunder, nor shall the Lessee be entitled to withhold any amounts or fail to perform its obligations hereunder.

7.12.1.9.    The Lessee undertakes not to pledge or otherwise encumber the Security Payment or the right to receive it from the Lessor in whole or in part.

7.12.1.10.    Within thirty (30) business days from the Agreement Expiry Date (including possible early termination) and provided that the Facility Return Certificate, according to which the Lessee will return the Facility to the Lessor hereunder, is duly signed by the Parties and the Lessor has no claims against the returned Facility, the Lessor shall return to the Lessee the amount of the Security Payment or part thereof held by the Lessor as of the Agreement Expiry Date (including possible early termination), if there is no Security Payment in the remainder due to the deductions made therefrom. At the same time, interest for the use of the Security Payment shall not be accrued in favor of the Lessee and recovered for the period before the date of return thereof. The said return of the Security Payment shall be made in the amount of rubles remaining after the deductions provided for in Clause 7.12.1.3 hereof.

7.12.1.11.    If this Agreement is terminated as a result of the Lessee’s improper performance of its obligations hereunder, the Security Payment shall not be returned to the Lessee and shall remain in the Lessor’s possession as a penalty.

7.13.    Within forty-five (45) days from the date of transfer of the title to the leased facility to the new owner, provided that Internet Logistics LLC sells the leased facility to the new owner by the end of 2020, the Lessee shall ensure that Internet Logistics LLC pledges the Warehouse Equipment to the Lessor (to the new owner), and the Lessee shall acquire the title to the Warehouse Equipment pledged to the Lessor, by or before December 31, 2021, to which fact the Lessor expresses its full and unconditional consent as the Pledgee. The list of the Warehouse Equipment is given in Appendix No. 4 hereto (Clause 19.8.4), with the right of the Lessee to replace part of the pledge item with an equivalent pledge item. Pledge of the Warehouse Equipment is used to ensure that the Lessee shall properly make Lease Payment and other payments to the Lessor payable by the Lessee subject to and in connection with this Lease Agreement.

7.14.    Within one (1) month from the date of transfer of the title to the leased facility to the new owner, provided that Internet Logistics LLC sells the leased facility to the new owner by the end of 2020, the Lessee shall provide the Lessor with an irrevocable Bank Guarantee in the form previously agreed upon with the Lessor, ensuring performance of the Lessee’s obligations hereunder, for the amount worth one hundred fifteen million two hundred fifty seven thousand one hundred and thirty-nine rubles (RUB 115,257,139). The Bank Guarantee shall be issued by the Guarantor Bank as an irrevocable guarantee, according to which the Guarantor Bank will have to make payment based solely on the following documents submitted by the Lessor to the Guarantor Bank:

7.14.1.    claim of the Lessor to the Guarantor Bank to make payment under the Bank Guarantee due to the fact that the Lessee has not performed the relevant obligation hereunder (the Claim);

7.14.1.1.    documents confirming the authority of the Claim signatory:

if the Claim is signed not by the sole executive body of the Lessor:

•	original or notarized copy of the power of attorney authorizing the Lessor’s representative to sign the Claim.

if the Claim is signed by the sole executive body of the Lessor:

•

copies of the documents certified by the Lessor and confirming the authority of the Lessor’s sole executive body, namely: the Articles of Association of the Lessor; extracts from the Unified State Register of Legal Entities with the period of expiry of no more than thirty (30) calendar days; the resolution/minutes on election of the Lessor’s sole executive body; or

•	a notarized banking sample signatures and seal card of the Lessor (or copy thereof) from the Lessor’s servicing bank certified by the Lessor’s bank.

7.14.1.2.     except for the obligation stipulated in Clause 7.1 hereof, in case of non-performance of which the Lessor does not need to submit a separate claim to the Lessee, - a copy of the claim against the Lessee certified by the Lessor, indicating non-performance/improper performance by the Lessee of the obligation hereunder with a description of this obligation, as well as indicating the amount and reason for the occurrence (reference to clauses of the Lease Agreement and/or the laws of the Russian Federation) of the respective obligation of the Lessee;

7.14.1.3.     except for the obligation stipulated in Clause 7.1 hereof, in case of non-performance of which the Lessor does not need to submit a separate claim to the Lessee, - a copy of the postal receipt certified by the Lessor on delivery to the Lessee of the written claim for performance of obligation hereunder OR a copy of the Lessor’s claim certified by the Lessor with an entry of service to the Lessee/Lessee’s return receipt;

7.14.1.4.     only in the event that copies of documents attached to the Claim are certified not by the sole executive body of the Lessor, - documents confirming the authority of the person who certified the copies of the documents attached to the Claim on behalf of the Lessor, namely: an original or a notarized copy of the power of attorney authorizing the Lessor’s representative to certify copies of the documents attached to the Claim. Together with the Bank Guarantee, the Lessor shall be provided with duly certified copies of the documents confirming the authority of the person who signed the Bank Guarantee on behalf of the Guarantor Bank.

7.14.2.     The Bank Guarantee shall ensure performance of all obligations of the Lessee hereunder, including, inter alia, the obligation to make payments set forth herein, pay the amounts of any penalties (fines) set forth herein, the cost of damage caused by the Lessee to the Facility and other property of the Lessor, covering other Lessee’s debt to the Lessor arising out of the Agreement. The Bank Guarantee shall be issued by one of the following banks: … or any other bank as an independent guarantee previously agreed upon with the Lessor. If the Lessor applies to the guarantor bank for payment under the Bank Guarantee, the Lessee shall restore the amount of the Bank Guarantee to the one specified in this Clause 7.14, taking into account the Indexation, and shall do it within thirty (30) calendar days from the date of the guarantor bank’s payment made to the Lessor under the Bank Guarantee.

7.14.3.     The Lessee shall ensure during the Term of the Agreement the validity of a number of successively issued Bank Guarantees with a validity period of at least 12 months from the date of issue for the entire term of the Agreement plus thirty (30) calendar days, without allowing the periods of absence of the security for performance of the Lessee’s obligations. The Lessee shall, no later than one (1) month before the expiry date of the Bank Guarantee, provide the Lessor with a new Bank Guarantee for the next term under the provisions of this Agreement. The new Bank Guarantee shall be provided prior to the expiry of the preceding Bank Guarantee, and the new Bank Guarantee shall become effective on the day after the day of expiry of the preceding Bank Guarantee, without creating a period of simultaneous validity of the two Bank Guarantees. If the Lessee fails to provide the Bank Guarantee for a new term within the specified period, the Lessee shall, as a measure of ensuring proper performance of its obligations hereunder, make the Additional Security Payment in the amount provided for hereby for the Bank Guarantee, and shall do it no later than the expiry date of the given Bank Guarantee.

7.14.4.     The Parties specifically stipulated and agreed that the Lessor shall return the Bank Guarantee to the Lessee (Lessor’s waiver of its rights under the guarantee) and the bank Guarantee shall terminate within thirty (30) calendar days from the date of the Agreement termination, provided that the Facility Return Certificate according to which the Lessee will return the Facility to the Lessor hereunder is duly signed by the Parties and the Lessor has no claims against the returned Facility.

7.14.5.     In case the Agreement is terminated due to the circumstances depending on the Lessor, provided that the Facility Return Certificate according to which the Lessee will return the Facility to the Lessor hereunder, is duly signed by the Parties and the Lessor has no claims against the returned Facility, the Lessor shall waive its rights under the guarantee and return the Bank Guarantee to the Lessee within fifteen (15) working days from the date of the Agreement termination.

7.14.6.     If the Lessee fails to provide the Bank Guarantee within the period stipulated in Clause 7.14 hereof, the Lessee shall, no later than the day of expiry of such period, make the Additional Security Payment in the amount stipulated by this Agreement for the Bank Guarantee as the security of proper performance of its obligations hereunder. At the same time, the Lessee has the right to replace the amount of the Additional Security Deposit with the Bank Guarantee, which meets the conditions stipulated hereby. If such Bank Guarantee is provided to the Lessor, the amount of the Additional Security Payment shall be reduced by the amount of the Bank Guarantee received by the Lessor by setting off the respective amount of the Additional Security Payment against the Lease Payments for the months following the month in which the Lessor received such Bank Guarantee.

7.14.7.     The Lessor may, at its discretion and without prejudice to any other rights under this Agreement or applicable law, use the Bank Guarantee/Additional Security Payment and deduct from the Bank Guarantee/Additional Security Payment any amounts against the Lessee’s indebtedness, arising as a result of the latter’s failure to perform its contractual obligations hereunder after prior written notification of the Lessee and in case the Lessee fails to correct its violation (in a manner similar to that specified in Clauses 7.12.1.3 and 7.12.1.4 hereof, but subject to the exception referred to in Clause 7.14.1 hereof (The Guarantor Bank shall meet the claim for the Lease Payment without the need for evidence of the violation and transfer of the claim to the Lessee). At the same time, before making a deduction from the funds of the Bank Guarantee/Additional Security Deposit, the Lessor shall send a written claim to the Lessee and provide the Lessee with ten (10) days to repay the amounts due to the Lessor and not paid by the Lessee within the period specified hereby.

7.14.8.     Within fourteen (14) calendar days from the date on which the Lessor makes any deduction from the Bank Guarantee/Additional Security Payment, the Lessor shall send to the Lessee the respective written notice. The notice of the deduction made from the Bank Guarantee/Additional Security Payment shall include calculation of the deduction amount, the reason for the deduction, and the date thereof. Thus, within twenty (20) business days upon receipt of such written notice, the Lessee shall provide a new Bank Guarantee for an increased amount or pay to the Lessor the necessary amount of the increase in the form of the Additional Security Payment or supplement the amount of the previously provided Additional Security Payment by the amount of the increase (depending on the method of the Security provision). Upon the Lessee’s provision of the new Bank Guarantee corresponding to the provisions of this Agreement, the amount of money provided by the Lessee in accordance with the terms of this Clause 7.14.8 hereof will be set off by the Lessor against the Lessee’s next Lease Payments hereunder.

8.	LESSSEE’S RIGHTS

8.1.    The Lessee shall be entitled to use the Facility during the whole Lease Period in accordance with the Permitted Use and the terms of this Lease Agreement.

8.1.1.     If, due to improper performance of the power supply contract by the Lessor, the supply of electric power to the Facility under the relevant contract is terminated for a period of more than twelve (12) consecutive hours, the Lessee shall make to the Lessor the Lease Payment stipulated in Clause 7.1 hereof considering that it includes the Basic Lease Payment specified in Clause 7.1.1 hereof reduced by multiplying the Basic Lease Payment by a coefficient of 0,43 for all days when, due to improper performance of the power supply contract by the Lessor, the electric power supply of the Facility under the relevant contract was terminated for more than twelve (12) consecutive hours. In calculating the Lease Payment payable per month for the days on which the above events occurred, the Lease Payment shall be calculated taking into account the above rule.

8.1.2.     If, due to improper performance of the gas supply contract by the Lessor, the supply of gas to the Facility under the relevant contract is terminated for a period of more than twelve (12) consecutive hours, the Lessee shall make to the Lessor the Lease Payment stipulated in Clause 7.1 hereof considering that it includes the Basic Lease Payment specified in Clause 7.1.1 hereof reduced by multiplying the Basic Lease Payment by a coefficient of 0,43 for all days when, due to improper performance of the gas supply contract by the Lessor, the gas supply of the Facility under the relevant contract was terminated for more than twelve (12) consecutive hours. In calculating the Lease Payment payable per month for the days on which the above events occurred, the Lease Payment shall be calculated taking into account the above rule.

8.1.3.     If the Lessor closes free entrance of trucks to the handling area of the Facility from the place of junction to the public road for a period of more than twelve (12) consecutive hours, the Lessee shall pay to the Lessor the Lease Payment stipulated in Clause 7.1 hereof considering that it includes the Basic Lease Payment specified in Clause 7.1.1 hereof reduced to zero (0) for all those days when the Lessor closed free entrance of trucks to the handling area of the Facility from the place of junction to the public road for a period of more than twelve (12) consecutive hours. In calculating the Lease Payment payable per month for the days on which the above events occurred, the Lease Payment shall be calculated taking into account the above rule.

In the cases referred to in this clause above, the Lessee shall pay to the Lessor the Lease Payment provided for in Clause 7.1 hereof considering that it includes the Basic Lease Payment specified in Clause 7.1.1 hereof reduced in accordance with the rules specified in this clause above, until the Lessor eliminates the relevant circumstance and notifies the Lessee of such elimination.

Existence of the above mentioned facts, which are grounds for application of the above mentioned rules, shall be recorded by a certificate signed by authorized representatives of both Parties or executed unilaterally in case one of the Parties refuses to sign thereof.

If one of the Parties refuses to sign the certificate or if representatives of such Party do not appear to sign thereof within five (5) hours after such Party has been notified (including by e-mail) on the need to execute the certificate, the other Party has the right to sign such certificate unilaterally, provided that the reasons and circumstances recorded in the certificate are supported by the readings of the equipment / by photo/video recording and the readings of the equipment/photo/video materials are attached to the certificate and sent by one Party to the other Party (which refused to sign the certificate) within one (1) business day upon execution thereof.

Either Party may request that the reasons for the circumstances referred to in this clause be verified by an independent technical expert. If, after signing of the certificate by the Parties pursuant to this clause, the independent technical expert determines that the facts recorded in the Certificate do not correspond to reality and/or occurred due to the circumstances beyond the Lessor’s control, and at the same time the Lessee made the Lease Payment in a smaller amount on the basis of this clause, the Lessor has the right to demand, and the Lessee shall pay within five (5) business days upon receipt of the Lessor’s claim, the amount of the respective underpayment for the entire period during which the Lease Payment was not paid by the Lessee or was paid in a smaller amount.

8.2.    The Lessee shall be granted the following rights for the entire Lease Period:

8.2.1.    the right to use the Facility in accordance with the Permitted Use;

8.2.2.    the right to use all existing and future Utilities of the Facility;

8.2.3.     the right to load and unload goods in special handling areas;

8.2.4.    the right to park cars and trucks at the parking slots in accordance with the Parking Plan (Appendix No. 6 hereto (Clause 19.8.6)) and in compliance with the parking regulations in force at that time and approved by the Lessee;

8.2.5.    the right to move to and from parking slots, as well as the right to move to special handling areas;

8.2.6.    the right to directly sign a separate contract for the provision of telecommunications services at the Facility with any telecom operator;

8.2.7.    the right of free passage (without unreasonable delays or suspensions) of freight vehicles usually used for inflow and outflow of goods to/from warehouses without paying any additional fee, and to the handling area of the Facility from the public road.

8.3.    The Lessee shall have the right to free and unhindered access to the Facility granted to all employees, customers and suppliers of the Lessee.

8.4.    The Lessee shall have the right to suspend its activity at the Facility in case of the circumstances preventing the Lessee from using the Facility and making it impossible to use the Facility in case the circumstances preventing use of the Facility occurred due to the circumstances within the Lessor’s control and were not corrected by the Lessor within ten (10) calendar days from the date of signing the respective certificate on impossibility to use the Facility. For the avoidance of doubt, the Parties have established that the circumstances preventing use of the Facility due to the circumstances within the Lessor’s control shall mean violation by the Lessor of the contracts signed with the resource-supplying companies or the actions of the Lessor, including persons engaged by it, at the Facility. For the avoidance of doubt, the Parties have specially agreed that such circumstances not caused by the Lessor’s conduct shall not include:

8.4.1.     power interruption for less than three hundred and sixty (360) minutes, since the Facility is provided with standby electric sources, Maintenance/Operational Maintenance of which is the responsibility of the Lessee;

8.4.2.     accidents;

8.4.3.     any interruptions in water supply or drainage (including in terms of disposal or treatment of household wastewater).

In case of such circumstances, the Lessee shall notify the Lessor in writing of the existence of such circumstances, after which the Parties shall conduct a joint inspection within one (1) business day, according to the results of which, if it is confirmed that it is impossible to use the Facility subject to the Permitted Use, the respective certificate on the closure of the Facility shall be signed. The Lessee undertakes not to use the Facility and to proceed to removing the Facility (including removal of all goods and equipment) if the circumstances preventing the Lessee to use the Facility exist for more than ten (10) consecutive calendar days after signing the said certificate. Existence of these circumstances for more than ten (10) consecutive calendar days shall be subject to additional bilateral recording by the Parties.

The Lessor shall not be liable to the Lessee in all cases caused by Force Majeure Events, as well as in the cases where it was the result of repair or other work carried out at the Facility by the Lessee, or occurred as a result of actions/omission of any third parties engaged by the Lessee, including in case of suspension of the provision of Utilities as a result of actions/omission of the relevant service providers.

8.5.     The Lease Payment shall not accrue for the period when the Lessee does not use the Facility in accordance with Clause 8.4 hereof.

8.6.     In case of prohibition or suspension of the Lessee’s business and/or termination of its license and/or suspension/termination of its mandatory membership in SRO, these grounds shall not be the grounds for termination of the Agreement and/or the Lessee shall not be exempt from making the Lease Payment and other mandatory payments hereunder.

9.	LESSEE’S OBLIGATIONS

The Lessee shall during the entire Lease Period:

9.1.    Permitted Use

9.1.1.    use the Warehouses only as non-residential warehouses for storage and processing of food and non-food goods, including related processes of unloading, acceptance, transfer, storage, assembly, packaging and preparation of goods for sale, shipment, other warehousing activities;

9.1.2.    use the Office Premises only as non-residential office premises to accommodate offices, a medical center, a dining room, domestic and technical premises;

9.1.3.    The Lessor agrees that the Lessee will place the Hazardous Goods Area in the part of the Facility indicated graphically in Appendix No. 7 hereto and will use the Hazardous Goods Area in accordance with its purpose for storing hazardous goods, the list and volumes of which are set forth below:

•	rubber,

•	rubber goods, raw rubber, resins,

•	products in aerosol packaging,

•	flammable and combustible liquids,

•	liquefied hydrocarbon gases,

•	pyrotechnic household products,

•

chemically active substances and materials reacting with water or foam solution with explosion, decomposing when interacting with water or foam solution with the release of combustible gases, interacting with water with a strong exothermic effect,

•	spontaneous combustion substances,

•	poisonous and superpotent substances

Group of goods	Hazard classes as per GOST 19433-88 Hazardous Cargo	Hazard signs	% of total storage in Block 4
Aerosols	2	Fire danger	8%
Flammable and combustible liquids (lighter fluid)	3, 4	Fire danger	27%
Paints and colors	3, 4, 6	Fire danger, toxicity	5%
Household chemicals	3, 4, 5, 6, 8	Fire danger, toxicity	61%

and other goods, provided that storage/circulation of such other goods does not require any changes in the fire hazard category towards an increase in the explosive fire hazard class of the Building being part of the Facility specified in the Project Documentation / STU for the hazardous goods types listed above, and also to perform warehousing operations (handling of goods, packing of goods and other related operations), all the above provided that in its activities the Lessee ensures, by its force and at its expense, that the relevant fire and sanitary safety requirements and other applicable requirements and restrictions established by the applicable laws are complied with in the course of its using the Facilities in the form, in which it was transferred to the Lessee.

9.1.4.	use the Technical Premises in accordance with their purpose;

9.1.5.    use checkpoints only in accordance with their designation as a checkpoint.

Permitted Use means free passage of the Lessee’s employees (persons visiting the Lessee or participating in the delivery of goods to the Lessee) and passage of the Lessee’s vehicles from the public road (vehicles coming to the Lessee), including trucks, loading and unloading equipment, to the territory of the Facility for the performance of goods loading, unloading, and other warehousing activities. The Lessee shall be responsible for actions of the persons admitted to the Facility as for its own actions.

9.1.6.    In case authorized bodies identify violations of the laws of the Russian Federation caused by the activity of the Lessee and/or the Sublessee and/or other third parties engaged by the Lessee at the Facility, the Lessee shall immediately eliminate the respective violation and, within thirty (30) calendar days upon receipt of the Lessor’s request, compensate the latter for the amount of penalties imposed on the Lessor in accordance with the claims/orders of the authorized bodies in connection with the activities of the Lessee and/or the Sublessee and/or other third parties engaged by the Lessee at the Facility that do not correspond to the purpose of the Facility in terms of fire and explosion-fire hazard, and, if applicable, compensate the Lessor (in the meaning of Article 406.1 of the Civil Code of the Russian Federation) for the amount of claims lodged against the Lessor by third parties.

9.2.     Prohibition on imposing obstacles

9.2.1.    shall not prevent the Lessor to exercise any of the Lessor’s rights hereunder;

9.3.    Alterations

When performing any alterations, comply with the Lessee’s Work requirements. Any alterations shall be possible only after prior written consent of the Lessor.

9.4.    The Lessee shall maintain the Utilities located within the boundaries of the Facility and serving the Facility clean and free from any poisonous, dangerous or harmful substances, and shall not block access to them. Perform timely maintenance, mandatory scheduled works in accordance with the Certificate of Delineation of Responsibilities, in particular, purchase and maintain the necessary reserve fuel stock, as well as any other chemical and biological substances (for boiler houses, DGU, local sewage plant, SVP, and other systems, machines and mechanisms being part of the Facility and used by the Lessee).

9.5.    Fire and general safety. The Lessee shall comply with fire, electrical, labor safety requirements, and other obligations stipulated by the laws of the Russian Federation, as well as orders and resolutions of the authorized state body/organization in relation to the supervisory activities of the Ministry of Emergencies. The Lessee shall be fully responsible for the Facility in terms of fire protection and fire safety systems. The Lessee shall be responsible for ensuring security, including for the work of its own security service, alarm, devices and systems personnel, to the extent applicable to the Facility. The security system of the Lessee at the Facility shall not restrict the right of the Lessor or its representatives to access the Facility or prevent the Lessor from exercising other rights in accordance with the Lease Agreement. The Lessee shall ensure compliance of the measures specified in the Project Specific Technical Specifications (STU) with the applicable laws, appoint a fire safety officer at the Facility, verify, change, fill, maintain fire extinguishers, maintain fire fighting equipment in the required quantity and in operating mode on its own or by the persons engaged by it and at its own expense, develop all documents in the field of fire safety, independently enter into the contracts for maintenance and repair of the Facility’s fire protection systems, regularly conduct drills on evacuating people in case of fire and extinguishing fires.

Shall not use the Facility:

9.5.1.    for any purposes contrary to the Permitted Use;

9.5.2.    in any way that would cause material interference or damage to the Lessor or third parties;

9.5.3.    in any illegal and/or other way or for any illegal and/or other purposes that do not comply with the requirements of the laws of the Russian Federation;

9.5.4.     in any prohibited way at which the level of explosion-fire hazard increases;

9.5.5.    in any way that interferes with the operation of the heating, ventilation system;

9.5.6.    in any way that invalidates or cancels the Certificate of Insurance.

9.6.    Pollutants and malfunctions

The Lessee shall:

9.6.1.    promptly inform the Lessor in writing of any malfunctions, pollutants or harmful substances at the Facility;

9.6.2.    if so required by the Lessor or the Public Authority, immediately remove any such pollutants or harmful substances from the Facility, except for stored goods the factory packaging of which is not disturbed, and rectify the malfunctions, if any, resulting from the actions of the Lessee.

9.7.     Parking

The Lessee shall not be entitled to use the Parking for the purposes other than parking cars at the Parking.

The Lessee is provided with the parking slots indicated on the Parking Plan (Appendix No. 6 (Clause 19.8.6) for parking of passenger vehicles, freight vehicles, and buses. The Lessor shall not be liable for any damage caused to cars, goods or property or bodily injury (whether fatal or not) to individuals at the Facility related to use of the Parking by the Lessee, and the Lessee shall indemnify the Lessor for any damages that the Lessor may incur in connection therewith.

9.8.     Lessor’s access

The Lessee shall provide the Lessor with access to the Facility at a reasonable time and subject to the provision of advance notice no later than one (1) day prior to the date of the proposed access (except for emergencies and accidents when such notification is not required) for the purpose of:

9.8.1.    inspecting and checking the Facility;

9.8.2.    allowing potential lessees or buyers of the Facility or actual or potential lenders of the Lessor to conduct inspection;

9.8.3.    control and elimination of the consequences of the Lessee’s violation of its obligations hereunder by its own forces or by a contractor;

9.8.4.    performing any other duties or exercising any of the Lessor’s rights hereunder; however, the Lessor shall cause as little inconvenience and interference as possible in exercising such rights.

9.9.     Statutory requirements

Comply with the applicable laws of the Russian Federation and the requirements of all authorized bodies/agencies with respect to the Facility or use thereof and inform the Lessor within three (3) business days upon receipt of any notice from any competent body/agency with respect to the Facility or use thereof.

9.10.     Other duties

Perform other duties established by other clauses of this Lease Agreement and Appendices hereto.

The Lessee shall immediately but in any case within a period of no more than three (3) business days inform the Lessor of any damage or destruction of the Facility that has become known to the Lessee, as well as other damage caused to the Facility. If the Lessee causes damage to the Lessor’s property, the Lessee shall indemnify the Lessor for damage caused by the Lessee to the Facility, Utilities within 10 (ten) business days upon receipt of the Lessor’s written request with the attached calculation and documentary confirmation of the amount of damage caused. In case of the Lessee’s disagreement with the amount of damage determined by the Lessor, the Lessee shall within ten (10) business days upon receipt of the Lessor’s written request send to the Lessor motivated written objections with the attached calculation and documentary confirmation of the amount of damage caused by the Lessee, as well as indemnify the Lessor the amount of damage not contested by the Lessee. At the same time, the final amount of damage, including the price of the services of an independent expert to be reimbursed by the Lessee to the Lessor, shall be determined by the independent expert engaged by the Parties.

9.10.1.    The Lessee shall immediately inform the Lessor (with the provision of copies of the documents) on receipt of any notices, orders, claims, instructions, etc. from the Public Authorities concerning the Facility or any part thereof, as well as about everything that may infringe interests of the Lessor or lead to temporary or permanent closure of the Facility. The Lessee shall immediately take all actions necessary to properly meet statutory requirements of the Public Authorities and their departments. If, as a result of the Lessee’s failure to comply with the terms of this clause, a fine has been imposed on the Lessor by the competent supervisory authorities for violations committed by the Lessee, the Lessee shall compensate for the losses incurred in full on the basis of the documentary evidence of the Lessor’s payment of the imposed fine, as well as indemnify any other losses within ten (10) business days upon receipt of the written request and the relevant invoice from the Lessor.

9.10.2.    The Lessee shall prevent personnel who do not have the citizenship of the Russian Federation and at the same time do not have a permit to work in the territory of the Russian Federation, issued in accordance with the applicable laws of the Russian Federation. The Lessee guarantees compliance with the migration laws of the Russian Federation, and the Lessee shall bear full responsibility for non-compliance with the applicable laws of the Russian Federation, including (inter alia) labor, migration, tax, public sanitation and disease control, environmental laws.

9.11.     Lessee’s liability for violation of the obligations

In case the Lessee violates the procedure or deadlines for performance of its obligations set forth in:

9.11.1.    Clause 9.4 hereof, and fails to eliminate such violation within fifteen (15) calendar days upon receipt of the Lessor’s notice on the violation or within a longer period determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth ten thousand rubles (RUB 10,000) for each calendar day of such failure;

9.11.2.    Clause 9.3 hereof, the Lessee shall, upon the Lessor’s request, suspend the Lessee’s Works and pay the Lessor a fine worth one hundred thousand rubles (RUB 100,000), except for the violations which the Lessee will eliminate within fifteen (15) calendar days from the date of notification of the violation;

9.11.3.    Clause 9.6 and/or Clause 11.1 hereof, and fails to eliminate such violation within five (5) calendar days upon receipt of the Lessor’s notice on the violation or within a longer period determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth thirty thousand rubles (RUB 30,000) for each calendar day of delay in such failure elimination;

9.11.4.    Clause 9.7 hereof, and fails to eliminate such violation within fifteen (15) calendar days upon receipt of the Lessor’s notice on the violation or within a longer period determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth ten thousand rubles (RUB 10,000) for each fact of the violation;

9.11.5.    In case the Lessee fails to properly perform its obligations under Clause 13.1 hereof, the Lessee shall, within five (5) business days upon receipt of the relevant Lessor’s request, pay the Lessor a fine (penalty) worth one hundred percent (100%) of the daily Lease Payment amount (calculated on the basis of the Lease Payment rate for the last month of the Lease Period) for each day of delay in the Facility return in addition to the Lease Payment payable for the use of the Facility, as well as any costs incurred by the Lessor due to the Lessee’s violation of the terms for the Facility return.

9.11.6.    Clause 9.9 hereof regarding notification of the Lessor on the Lessee’s receipt of notifications from any competent authority/agency in relation to the Facility or use thereof, the Lessee shall, within ten (10) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth thirty thousand rubles (RUB 30,000); at the same time:

9.11.6.1.     payment by the Lessee of the fine provided for herein shall not relieve the Lessee from performance of the respective obligation; and

9.11.6.2.     in case the Lessee fails to eliminate violations within thirty (30) calendar days upon receipt of the Lessor’s request, the Lessor shall have the right, on its own or by third parties and at its own expense, to eliminate the consequences of the Lessee’s failure to perform or improper performance of its obligations hereunder, and the Lessee shall reimburse the Lessor for all reasonable and documented expenses incurred, and shall do it within five (5) business days upon receipt of the Lessor’s invoice;

The Parties specifically agreed that:

a)	for each individual event of failure to perform or improper performance by the Lessee of its obligations hereunder, the Lessee may be fined only 1 (one) time; and

b)

the Lessee shall be liable for failure to perform or improper performance of the obligations only in case of its failure to eliminate the violation within thirty (30) calendar days upon receipt of the Lessor’s notice; and

c)

the Lessee shall, upon the Lessor’s request, compensate the latter for the amount of any penalties imposed on the Lessor in accordance with the claims/orders of the authorized bodies due to the fault of the Lessee and/or the Sublessee and/or other third parties and/or the Lessee’s visitors admitted to the Facility by the Lessee.

9.11.7.    For each violation by the Lessee of the Permitted Use under Clause 9.1 hereof, the Lessee shall pay the Lessor a fine worth one hundred thousand rubles (RUB 100,000);

9.11.8.    If the Lessee has not started the scheduled repairs within the terms previously agreed upon by the Parties and has not eliminated these violations within fifteen (15) calendar days from the date of notification of the violation or within a longer period determined by the Lessor, the Lessee shall pay the Lessor a fine worth fifty thousand rubles (RUB 50,000) (for each calendar day).

9.11.9.    For improper maintenance of the Facility (Clause 5.1 hereof) and for failure to eliminate such violation within fifteen (15) calendar days from the date of notification of the violation or within a longer period determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth thirty thousand rubles (RUB 30,000) for each calendar day.

9.12.    In case of an overdue Lease Payment due by the Lessee and exceeding one-fourth of the Lease Payment amount specified in Clause 7.1.1 hereof which is not repaid by the Lessee for more than thirty (30) consecutive calendar days and continues to exist in the amount exceeding one fourth of the Lease Payment amount specified in Clause 7.1.1 hereof, the Lessor has the right to limit power, gas, water supply, water disposal at the Facility, limit the Lessee’s access to the Facility, close the Facility until full repayment of the Lease Payment arrears.

10.     LESSOR’S OBLIGATIONS

The Lessor shall:

10.1.     Facility provision

The Facility has been delivered to the Lessee under the terms of this Lease Agreement. The Lessee confirms that the Facility and its equipment meet the requirements therefor, and the Facility is provided with well-functioning Utilities, does not have significant deficiencies. The Facility Acceptance Certificate signed by the Parties (which is given in Appendix No. 2 hereto) shall be the document confirming proper performance by the Lessor of the obligation to provide the Facility.

10.2.     Quiet enjoyment

Provided that the Lessee makes the Lease Payment on time, the Lessor shall grant the Lessee the right to use the Facility without interference or interruption. At the same time, the Lessee agrees that the Lessor (or persons vested with such right) shall be entitled to perform certain equipment works, provided that such actions of the Lessor do not violate the Lessor’s obligations hereunder, do not create obstacles or significant difficulties to the Lessee in using the Facility in accordance with the Permitted Use; and in respect of equipment works the Lessor shall notify the Lessee in no later than three (3) business days, except for emergencies and accidents when such notification is not required.

10.3.     Lessor and Lessee’s Operational Maintenance

The Lessor shall provide the Lessor’s Operational Maintenance except for the Lessee’s Operational Maintenance which the Lessee shall perform in accordance with this Agreement, and the Lessee shall compensate (reimburse) the Lessor for its Operating Expenses subject to the procedure and in the amount provided for herein (Clause 7.2 hereof).

10.4.    In case authorized bodies identify violations of the laws of the Russian Federation caused by the activity of the Lessor and/or other third parties engaged by the Lessor, making the Lessee liable for the violations committed by such persons, the Lessor shall immediately eliminate the respective violation and, within ten (10) business days upon receipt of the Lessee’s request, compensate the latter for the amount of penalties imposed on the Lessee in accordance with the claims/orders of the authorized bodies in connection with the activities of the Lessor and/or other third parties engaged by the Lessor that do not correspond to the purpose of the Facility in terms of fire and explosion-fire hazard, and, if applicable, compensate the Lessee (in the meaning of Article 406.1 of the Civil Code of the Russian Federation) for the amount of claims lodged against the Lessee by third parties.

10.5.    The Lessor shall have the right to sell the Facility, but only in its entirety and subject to the following restrictions. The Lessor shall not sell the Facility to persons affiliated with entities using trademarks, service marks or name without prior inviting the Lessee to exercise the preemptive right to purchase the Facility under the terms of the agreement with the above persons: …; as well as entities included in the rating of … as of the date closest to the date of sale.

For the avoidance of doubt, the limitations of the Lessor’s rights set forth in this clause shall not apply to the following entities and persons affiliated with such entities:

•	…;

•	… .

The Lessor shall have the right to sell the Facility, but only in its entirety, to another Fiduciary Manager of the Investment Fund, if it or its affiliates do not operate in the same commodity market in which the Lessee operate its main business.

10.6.    The Lessor shall have the right to pledge the Facility in order to ensure performance of the Lessor’s obligation to repay the loan received by the Lessor for the purchase of the Facility and to pay interest for the use of such loan, fees and other payments under such loan agreement.

10.7.    The Lessor shall have the right (without limitations, except for Clause 10.5 hereof) to sell, transfer rights and obligations, pledge and otherwise dispose of its rights to the Facility (in general) and to transfer its rights and/or obligations or to pledge its rights under the Agreement (in general) in any event without the additional consent of the Lessee, which in all such cases, where such consent is required by applicable law, shall be given by the Lessee (subject to the limitations provided by the Agreement) by signing the Agreement. At the same time, the Lessor shall notify the Lessee of these actions in writing within thirty (30) calendar days from the date of any of the above actions.

10.8.    In accordance with Article 613 of the Civil Code of the Russian Federation, the Lessor shall also notify the Lessee that the leased Facility or any part thereof may be further encumbered with the rights of third parties (the right of pledge, the right of subsequent pledge) with the limitations set forth in Clause 10.6 hereof. Such notification shall be deemed to be a proper performance of the Lessor’s obligation and shall not entitle the Lessee to reduce the Lease Payment and/or indemnity, and/or to terminate this Agreement.

11.	RIGHTS AND OBLIGATIONS ASSIGNMENT AND SUBLEASE

11.1.    Without prior written consent of the Lessor the Lessee shall not be entitled to: (a) assign, mortgage, bring as a contribution to the authorized (share) capital or a share contribution, and/or to encumber/assign otherwise the rights and obligations hereunder; and (b) sublease the Facility or any part thereof and also transfer thereof into ownership or otherwise use to the third parties.

11.2.    The Lessee shall provide to the Lessor for consideration and approval the draft of any agreement on commission by the Lessee of the actions set forth in Clause 11.1 hereof before signing such an agreement.

11.3.    The Lessee shall provide to the Lessor a copy (certified by the Lessee) of any agreement set forth in Clause 11.1 hereof and the original of such agreement (for comparison and notarization by the Lessor) within five (5) business days from the date of such agreement execution. The Lessee shall ensure termination of all sublease agreements before expiry or early termination of this Agreement. The Lessee shall ensure absence of any preemptive right of sublessees to the conclusion of direct lease agreements.

11.4.    Notwithstanding the conclusion of any sub-lease agreement regarding the Facility in accordance with this Lease Agreement, the Lessee shall be responsible for the performance of its obligations hereunder. The Lessee shall promptly remedy any breach of its obligations hereunder caused by the sublessee and indemnify the damage. All sublessees and assignees shall be subject to the terms and conditions of this Agreement. Any action or omission by the sublessee which would be deemed to be a violation of the provisions of this Agreement if such action or omission was committed by the Lessee, shall be deemed to be violation of this Agreement.

11.5.    Notwithstanding the provisions of this Clause 11 hereof, in respect of the following companies: Internet Logistics LLC (OGRN 1076949002261, INN 6949003359), Ozon Holding LLC (OGRN 5167746332364, INN 7743181857), O-courier LLC (OGRN 1197746546733, INN 7724489332) and Ozon Technologies LLC (OGRN 1197746313940, INN 7703475603) the Lessor’s consent was obtained (provided in the text of the Agreement), and sublease in favor of such legal entities shall be possible subject to notification of the Lessor in writing of the intention to enter into a sublease agreement within five (5) days prior to the scheduled date of such sub-lease agreement and providing the Lessor with a copy of the signed sub-lease agreement within ten (10) calendar days from the date thereof.

11.6.    The Lessor agrees that the Lessee will sublease:

11.6.1.    Premises of industrial and logistic complex 4 (c/n 69:10:0000025:5223) of 75.8 sq.m to the sublessee ….

11.6.2.    The Facility premises of 590.1 sq.m to the sublessee ….

11.6.3.    Premises of industrial and logistic complex 1 (c/n 69:10:0000025:1306) of 3 sq.m and Premises of industrial and logistic complex 4 (c/n 69:10:0000025:5223) of 4 sq.m to the sublessee ….

11.7.    The Lessee include in all its sublease agreements regarding the Facility a provision on availability of its right to unilateral unmotivated repudiation of the sublease agreement with notification of the sublessee within thirty (30) days prior to the sublease termination, and to exercise this right upon the request of the Lessor.

12.	RESPONSIBILITY OF THE PARTIES. TERMINATION OF THE LEASE AGREEMENT

12.1.    Early termination of this Lease Agreement may take place:

12.1.1.    By mutual agreement of the Parties;

12.1.2.    By litigation, on the grounds stipulated by Articles 619 and 620 of the Civil Code of the Russian Federation, provided that the Party that decided to terminate the Agreement sends to the other Party a claim to eliminate violations that may serve as a ground for termination. If the other Party does not eliminate the violations within thirty (30) calendar days upon receipt of the respective claim, the Party-claimant shall have the right to apply to the court for termination of the Agreement;

12.1.3.    Based on the grounds established by this Lease Agreement, namely Clause 12.2 hereof.

12.2.    If the Lessee has overdue Lease Payment for the amount equal to or exceeding one-fourth of the Lease Payment amount specified in Clause 7.1.1 hereof, the Lessor shall have the right, acting unilaterally and out of court, to repudiate the Agreement in full (repudiation on the basis of Clause 2 of Article 450.1 of the Civil Code of the Russian Federation) by notifying the Lessor in writing within ten (10) business days prior to the date of the proposed termination of the Agreement.

Before exercising its right to unilateral repudiation of the Agreement on the ground as specified in this clause, the Lessor shall notify the Lessee in writing of the overdue Lease Payment in the amount equal to or exceeding one-fourth of the Lease Payment specified in Clause 7.1.1 hereof and provide it with at least thirty (30) calendar days from the date of such notice to eliminate the violation. If the Lessee eliminates such violation in full within the period specified in the notification, the Agreement will not be deemed terminated.

12.3.    Any termination of this Lease Agreement shall not limit any right to litigation by the Lessor in respect of any prior violations (including, inter alia, the violation which led to termination of this Lease Agreement in accordance with Clause 12.1 and Clause 12.2 hereof by the Lessee).

12.4.    With respect to everything else not stipulated by this Agreement, the Parties shall be liable for non-performance and/or improper performance of their obligations hereunder pursuant to the laws of the Russian Federation.

12.5.    Regardless of other rights and remedies which the Lessee has under this Lease Agreement or under the law, if the Lessee terminates this Lease Agreement due to violation thereof by the Lessor, the Lessee shall have the right to demand payment from the Lessor, and the Lessor shall pay a penalty in the amount equal to twelve (12) monthly Lease Payments (at the rates in effect at the time of the Lease Agreement termination) and, in addition to the penalty, reimburse the Lessee for its documented expenses of the Lessee’s Works.

12.6.    Regardless of other rights and remedies which the Lessor has under this Lease Agreement or under the law of the Russian Federation, if the Lessor terminates this Lease Agreement due to violation thereof by the Lessee, the Lessor shall have the right to demand payment from the Lessee, and the Lessee shall pay a penalty in the amount equal to twelve (12) monthly Lease Payments (at the rates in effect at the time of the Lease Agreement termination) and, in addition to the penalty, reimburse the Lessor for its documented expenses related to the Lessee’s failure to perform its obligations hereunder, and subject to Clause 7.12.1.11 hereof the amount of the Security Payment shall not be returned to the Lessee and shall remain in the Lessor’s possession as a penalty to be offset against payment of the penalty provided for in this clause but not in addition thereto.

12.7.    Notwithstanding the provisions of other clauses of this Lease Agreement, the aggregate liability of any Party hereunder shall be limited to the amount of actual damage caused to the other Party and the accrued amounts of penalties, and the aggregate liability of any Party under or in connection with this Lease Agreement (including liability in the form of reimbursement of any expenses (excluding transport expenses and those related to employment relations), losses, damages, as well as payment of penalties, compensation or any other amounts) and in connection with the termination of this Lease Agreement shall be limited to the amount of the Lease Payment which would be payable for the lease of the Facility for twelve (12) months based on the rates specified for the relevant year of the Lease Period. Under no circumstances shall any Party be obliged to indemnify the other Party for lost profit, indirect losses or unreasonable expenses. In case of conflict of this Clause with other provisions of this Lease Agreement, the provisions of this Clause shall apply, except for the provisions of Clause 12.8 hereof.

12.8.    Limitation of liability shall not apply to the liability of the Parties if, due to wrongful acts and/or omissions of one of the Parties, the Facility is partially damaged and/or destroyed, and the other Party, despite proper performance of its obligations to insure the Facility, is deprived of the opportunity to receive insurance compensation. The fault of the Party shall be proved by the other Party.

13.	RETURN OF THE FACILITY

13.1.    The Lessee shall on the last day of the Lease Period or, in the event of termination hereof, on the date of termination of this Lease Agreement (regardless of the reasons for such termination):

13.1.1.    return the Facility to the Lessor under the Facility Return Certificate (including all Utilities with installed terminal equipment, except the equipment owned by the Lessee) in serviceable, clean and repair-free condition (taking into account normal wear, without any mechanical damage (potholes, shear) of the floor, walls, doors, windows and their jambs), with no equipment installed or located at the Facility for its use under the Permitted Use/Target Use and/or other things of the Lessee and/or third parties in accordance with other obligations of the Lessee hereunder. In case of non-compliance with the specified provisions, the Lessee shall carry out repairs at the Facility within the terms agreed upon by the Parties. The list of transferred improvements shall be determined by the Parties, which the Parties shall agree upon two (2) months before the end of the Lease Agreement. The Parties hereby confirm that the Lessor has no commercial interest in acquiring the Permanent Improvements;

13.1.2.    upon the Lessor’s request within the period prior to the return, remove all permanent improvements and any other modifications and improvements (whether made with or without the Lessor’s consent) made during the period of use of the Facility by the Lessee and to repair any damage to the

Facility or parts thereof occurred after such dismantling;

13.1.3.    remove all sign boards, all property of the Lessee, including furniture, garbage and other objects from the Facility and Land Plots, as well as vacate parking slots in the Parking and eliminate in full any damage caused by this in a manner satisfactory to the Lessor;

13.1.4.    replace any damaged and/or lost property of the Lessor with similar property that is not inferior to it in quality or compensate for the costs previously agreed upon by the Parties for this.

13.2.    In case the Lessee fails to properly perform its obligations in accordance with Clause 13.1 the Lessee shall at the Lessor’s request pay the latter:

13.2.1.     documented and substantiated amount of costs incurred in connection with damage to the Lessor’s property during removal of the Lessee’s property, as well as costs incurred by the Lessor in correcting or eliminating the violation;

13.2.2.    The Lessee shall pay the Lessor the Lease Payment for the period prior to the transfer of the Facility to the Lessor, as well as the penalties specified in Clause 9.11.5 hereof.

13.3.    The document confirming proper performance by the Lessee of its obligation to return the Facility shall be the certificate on the Facility acceptance (return) (hereinafter - the Facility Return Certificate) signed by the Lessor and the Lessee on the end date of the Lease Period. If the Lessor does not declare a reasoned refusal to sign the Facility Return Certificate within ten (10) business days upon receipt of the Facility Return Certificate by the Lessor, the Facility Return Certificate shall be deemed to be duly signed.

13.4.    Unless otherwise set forth herein, the cost of the Lessee’s Permanent Improvements to the Facility, whether made with or without the consent of the Lessor, shall not be reimbursed to the Lessee upon the Agreement termination. When the Lessee performs any work on equipment, arrangement, decoration and improvement at the Facility, the Lessor shall not indemnify the losses, share the expenses incurred by the Lessee, including in the form of the Lease Payment reduction. Removable Improvements shall be the property of the Lessee.

13.5.    If the Lessee does not remove all its property or the property of third parties from the Facility or part thereof after termination of this Lease Agreement (regardless of the grounds for such termination), the Lessor shall have the right to consider the property left by the Lessee as intentionally left or abandoned and to dispose of it at its discretion. The Lessee shall compensate the Lessor for all expenses related to release of the Facility from the property of the Lessee or the property of third parties, storage, removal, sale and disposal of such property. At the same time, the Lessor will not be liable to the Lessee or third parties for loss of such property.

13.6.    Early vacation of the Premises by the Lessee (in the absence of legal grounds) shall not constitute the ground for termination of the Lessee’s obligation to pay the Lease Payment before the End Date of the Lease Period.

13.7.    For the avoidance of doubt, any delay in vacation and transfer of the Facility by the Lessee to the Lessor shall not be deemed an extension of the Lease Period hereunder.

13.8.    In the period (if any) after the Agreement expiry until actual vacation of the Premises, the Lessee shall comply with all obligations set forth herein.

14.	FORCE MAJEURE EVENTS

14.1.    Each of the Parties shall be released from liability for full or partial failure to perform its obligations hereunder, if such failure has been caused by Force Majeure Events having occurred after making this Agreement. The release of liability refers only to the obligation whose duly performance has become impossible due to such Force Majeure Events and only for the duration period of the Force Majeure Events.

14.2.    The Parties invoking the Force Majeure Events shall immediately after occurrence of such events notify the other Party of them in writing.

14.3.    In case the Force Majeure Events last for more than three (3) months or there are reasonable grounds to suppose that the Force Majeure Events will last for more than three (3) months and in case the Force Majeure Event is issuing a regulatory act of the Russian Federation making performance of this Agreement impossible, the Parties undertake to start negotiations and amend the Agreement in such a way that the Parties could continue performance of their obligations hereunder and in the way closest to the initial intentions of the Parties.

15.	NOTICES

15.1.    Any notices, approvals, consents, permits or other communications in connection with this Lease Agreement shall be made in writing and shall be delivered to the address of the Party (including the email address specified in this clause) by registered mail with the list of enclosures and with a notice of delivery or delivered by courier to the postal address specified in this clause.

The Parties recognize that the exchange of email messages between the competent persons of the Parties is a means of confirming or refusing to perform actions and such messages will be recognized as evidence when considering disputes in court, however, if there is a paper document received by the addressee earlier than by email, and with the content contrary to the content of the email message, a paper document will have the priority evidential significance.

15.2.     The Parties’ mailing addresses:

Lessor:	Lessee:

Internet Logistics Limited Liability Company	Internet Solutions Limited Liability Company

Mailing address: 170540, Tver Region, Kalininsky District, Burashevskoye rural settlement, Borovlevo-2 industrial area, complex 1 A	Mailing address: 123112, Moscow, Presnenskaya nab., 10, Premises i, Floor 41, Room 6

Attention: General Director	Attention: General Director

15.3.    If a Party changes its bank and/or postal (including electronic) details, it shall immediately notify the other Party. Such changes shall be deemed effective upon receipt by the other Party of the notice of such change. Until due notification of the changes in bank and/or postal (including electronic) details, all notifications/other documents etc. arising out of the Agreement and sent to previous bank and/or postal (including electronic) details shall be deemed to be proper performance of the obligations hereunder. All risks associated with failure to notify or as a result of failure to notify shall be borne by a Party which has failed to comply with its obligations under this clause.

15.4.    All notifications, notices, communications, claims and other correspondence of the Parties shall be sent in the manner provided for in this section and shall be deemed to be duly sent to the Party that is the addressee thereof:

15.4.1.    when delivered personally or by a courier - at the time of transfer upon return receipt requested;

15.4.2.    when delivered by registered mail with notice of delivery to the address specified in Clause 20 of the Agreement “Details and Signatures of the Parties” - at the time of delivery to the addressee. If the addressee is absent at the specified address or does not visit the post office within five (5) business days upon arrival of the letter at the post office, the registered letter shall be deemed to be handed over to the addressee, and the sender shall be deemed to have fulfilled his obligation on notification;

15.4.3.    in case of electronic transfer - at the moment of delivery to the Party’s electronic address specified in Clause 20 of the Agreement “Details and Signatures of the Parties”.

16.	STATE REGISTRATION OF THE LONG-TERM LEASE AGREEMENT

16.1.    The Lessee shall provide the Lessor with all documents and information required from the Lessee in accordance with the applicable laws for the state registration of this Lease Agreement by a competent public authority.

16.2.    The Lessor shall ensure submission of the Lease Agreement for state registration within five (5) business days from the date of signing hereof by the Parties and submission of the documents by the Lessee in accordance with Clause 16.1 hereof. The Lessor shall pay the cost of the state fee for the state registration of the Lease Agreement.

16.3.    If any additional documents or information are requested by the competent public authority for the purpose of the state registration of the Lease Agreement, or if amendments and/or supplements hereto are required, the respective Party undertakes to provide copies of all documents and/or information requested by such public authority, and the Parties, if necessary, undertake to make the required amendments and supplements to the Lease Agreement.

16.4.    Upon expiry of the Lease Period and in case of early termination hereof, the Lessee shall provide the Lessor with all documents and information necessary for the state registration of termination of the Lease Agreement by the competent public authority.

17.	CONFIDENTIALITY

17.1.    Each Party agrees not to use for any purposes not related to this Lease Agreement or to disclose to third parties (except as set forth in Clause 17.2) the terms and conditions of this Lease Agreement or any other related documents without the prior written consent of the other Party.

17.2.    The restrictions set forth in Clause 17.1 hereof do not apply to disclosure of the information:

17.2.1.    if such information shall be disclosed according to the applicable laws;

17.2.2.    upon request of any other competent authority/agency to the extent it is required according to the applicable Russian laws;

17.2.3.    to professional consultants or auditors of the Party; or

17.2.4.    (only in case of the Lessor) when it is necessary to confirm the Lessor’s ownership and/or encumbrances and/or other rights in relation to any part of the Facility, or other buildings on the Land Plot (to buyers, creditors, competent authorities, or other persons)

17.2.5.    if such information is provided in the form of an extract drawn up in the form previously agreed upon by the Parties, which does not contain the terms of the Lease Agreement on the Parties’ financial obligations, the Parties’ liability for non-performance or improper performance of obligations hereunder.

18.	APPLICABLE LAW AND DISPUTE RESOLUTION

18.1.    This Lease Agreement is regulated by the laws of the Russian Federation.

18.2.    All disputes, disagreements or claims arising out of or in connection with this Agreement shall be settled as far as possible by negotiation. Disputes arising out of legal relations hereunder may be submitted to the court for resolution only after the Parties have taken measures for mandatory pre-trial dispute resolution by negotiation within ten (10) business days from the date of delivery of the relevant claim to the Party to which it was addressed.

18.3.    If any dispute is not resolved within ten (10) business days from the date of delivery of the relevant claim to the Party to which it was addressed, any dispute, disagreement or claim arising out of or in connection with this Agreement, including those relating to entry into force, conclusion, modification, performance, breach, termination or validity hereof, shall be subject to consideration by the Arbitrazh (Commercial) Court of Moscow.

19.	MISCELLANEOUS

19.1.    The Parties shall give each other the following representations about the circumstances essential for the conclusion, performance or termination of the Agreement, namely: the Party has obtained all the necessary consents, permissions and approvals; the Party has no signs of insolvency, bankruptcy, there are no bases to believe that such signs may arise; the Party pays all mandatory payments, taxes and fees, has no overdue debts; the Party is not subject to any claims threatening that the Party will be forced to cease operations, change the main activity, and significantly change the scope of its business; the Lessor does not expect limitation or encumbrance of its rights to the Facility. The representations provided by the Party are of material importance to the other Party, each Party enters into the Agreement relying on the validity of the representations given by the other Party.

19.2.    In interpreting this Lease Agreement, it shall be taken into account that:

19.2.1.    any obligation of the Lessee not to commit any action includes an obligation not to allow commission of such action;

19.2.2.    if the Lessor’s approval or consent is required, it shall be deemed to be valid only if made in writing, the consent or approval obtained may not be subsequently revoked;

19.2.3.    references to the Lessee’s actions or violation of obligations include actions or omissions, or violation of obligations, or unfair performance of obligations by the sublessee or any person located at the Facility with the permission of the Lessee or the sublessee;

19.2.4.    “days” means calendar days unless otherwise expressly stated;

19.2.5.    the words “including”, “include” shall be considered without limitation of interpretation to those listed;

19.2.6.    the headings of clauses and Appendices of this Lease Agreement are given for convenience only and shall not be used to interpret the contents of the Agreement;

19.2.7.    unless the context indicates otherwise, any reference to the clause or Appendix means a reference to the relevant Clause or Appendix of this Lease Agreement;

19.2.8.    references to “expenses” include any losses, damage and properly incurred expenses and costs, but do not include loss of profit;

19.2.9.    any Lessor’s right of access or entry to the Facility shall apply to all persons duly authorized by the Lessor;

19.2.10.    references to Russian rubles means the legal currency of the Russian Federation at the appropriate time.

19.3.    Unless otherwise expressly stated herein, each Party shall perform its obligations at its own expense.

19.4.    If any provision of this Lease Agreement is deemed by a court resolution or otherwise invalid, unlawful or unenforceable for any reason, it shall not affect the remaining provisions hereof. The Parties undertake to make the necessary amendments to the provisions hereof which are invalid, unlawful or unenforceable in such a way that they become valid, legal and enforceable, or replace such provisions with valid, legal and enforceable ones that shall have an economic effect as close as possible to the original intention of the Parties without changing any material provisions hereof.

19.5.    A material change in the circumstances from which the Parties proceeded at the conclusion of this Lease Agreement (as defined in Article 451 of the Civil Code of the Russian Federation) shall not constitute the ground for modification or termination of this Lease Agreement by either Party.

19.6.    This Lease Agreement is signed in four (4) copies of equal legal force, one (1) copy - for each of the Parties and two (2) copies - for the competent public authority performing state registration hereof.

19.7.     This Lease Agreement has been drawn up and is subject to interpretation and regulation in accordance with the applicable Russian laws.

19.8.    This Lease Agreement contains the following Appendices forming an integral part hereof:

19.8.1. Appendix No. 1	A List of immovable property being part of the Facility; B List of movable property being part of the Facility; C Encumbrances of the Facility; D Property subject to property tax;

19.8.2. Appendix No. 2	Facility Acceptance Certificate;

19.8.3. Appendix No. 3	Certificate of Delineation of Operational Responsibilities;

19.8.4. Appendix No. 4	List of Warehouse Equipment Pledged to the Lessor;

19.8.5. Appendix No. 5	Insurance Obligations of the Parties;

19.8.6. Appendix No. 6	Parking Plan.

19.8.7. Appendix No. 7	Hazardous Goods Area;

19.8.8. Appendix No. 8	Extracts from the Unified State Register of Immovable Property in relation to immovable property being part of the Facility;

20.	LEGAL ADDRESSES, BANK DETAILS AND SIGNATURES OF THE PARTIES

Lessor: Internet Logistics Limited Liability Company	Lessee: Internet Solutions Limited Liability Company

OGRN 1076949002261 INN 6949003359 KPP 694901001	OGRN 1027739244741 INN 7704217370 KPP 997750001

Address: 170540, Tver Region, Kalininsky District, Burashevskoye rural settlement, Borovlevo-2 industrial area, complex 1 A	Address: 123112, Moscow, Presnenskaya nab., 10, Premises i, Floor 41, Room 6

General Director	Attorney under Power of Attorney dated June 17, 2020 certified by Yulia Vladimirovna Krylova, Notary of Moscow, Protocol No. 77/719-n/77- 2020-1-1182

/signature/ /A.I. Pavlovich/	/signature/ /A.V. Geil/

/Seal: Internet Logistics Limited Liability Company/	/Seal: Internet Solutions Limited Liability Company/

Appendix No. 2

to Long-Term Lease Agreement for Buildings, Facilities and Structures dated August 04, 2020

ACCEPTANCE CERTIFICATE

August 04, 2020

Internet Logistics Limited Liability Company, a legal entity incorporated and existing in accordance with the laws of the Russian Federation, registered by Interdistrict Inspectorate No. 12 of the Federal Tax Service for the Tver Region on December 27, 2007 with the Primary State Registration Number (OGRN) 1076949002261, INN 6949003359, KPP 694901001, with its registered office located at: 170540, Tver Region, Kalininsky District, Burashevskoye rural settlement, Borovlevo-2 industrial area, complex 1 A, represented by General Director Petrov Andrey Igorevich, acting under the Articles of Association, (hereinafter - the Lessor), and

Internet Solutions Limited Liability Company, a legal entity incorporated and existing in accordance with the laws of the Russian Federation, registered by Interdistrict Inspectorate No. 46 of the Federal Tax Service for Moscow on September 24, 2002 with the Primary State Registration Number (OGRN) 1027739244741, INN 7704217370, KPP 770301001, with its registered office located at: 123112, Moscow, Presnenskaya nab., 10, Premises i, Floor 41, Room 6, represented by Geil Alexander Vladimirovich, acting under Power of Attorney dated June 17, 2020, certified by Moscow Notary Yu.V. Krylova, Protocol No. 77/719-n/77-2020-1-1182, (hereinafter - the Lessee);

hereinafter collectively referred to as the Parties and individually as the Party, have made this Acceptance Certificate (hereinafter - the Certificate) as follows:

1.

In accordance with the terms of the Long-Term Lease Agreement for Buildings, Facilities and Structures made by the Parties on August 04, 2020, by signing this Certificate, the Parties confirm that the Lessor has transferred, and the Lessee has accepted for temporary possession and use the Facility located at: Tver Region, Kalininsky District, Burashevskoye rural settlement, Borovlevo-2 industrial area, complex No. 1 A. The Facility is specified in detail in Appendices No. 1A and 1B to the Agreement.

2.	The Lessor shall transfer and the Lessee shall accept hereunder the utilities and equipment specified in Appendices No. 1D and 1B to the Agreement.

3.

At the time of transfer, the utilities and equipment comply with the terms of the Agreement and are suitable for operation. The Parties conducted external inspection of the state of the utilities and equipment, checked operability thereof, during which process no comments were revealed.

4.	The utilities located at the Facility are in good condition at the time of this Certificate execution.

5.	The Lessee confirms that the Facility is fully usable under the Permitted Use/Target Purpose in accordance with the terms of the Agreement.

6.	The Facility is free of any movable property belonging to the Lessor which would impede or complicate exercise of the Lessee’s rights under the Agreement.

7.

A set of keys for all entrance doors of the Facility and other locking doors was also handed over to the Lessee, as well as a set of documentation according to the list as per Clause 3.3. of the Agreement necessary for use of the Facility under the Permitted Use/Target Purpose, maintenance and operation of the Facility.

8.	The Lessee has no claims or comments regarding the condition of the transferred Facility.

9.

The Facility was transferred to the Lessee in a condition fully complying with the provisions of the Lease Agreement. The obligations of the Parties for acceptance and transfer of the Facility for lease have been fulfilled in full and with due care.

10.	This Certificate is signed in four (4) copies of equal legal force, one (1) copy - for each of the Parties and two (2) copies - for the competent registration authority.

11.	Unless otherwise set forth in this Certificate, the capitalized terms used therein shall have the meanings specified for such terms in the Agreement.

Signatures of the Parties:

Lessor: /signature/ /A.I. Pavlovich/ /Seal: Internet Logistics Limited Liability Company/	Lessee: /signature/ /A.V. Geil/ /Seal: Internet Solutions Limited Liability Company/